EXHIBIT 10.2

EXECUTION
 VERSION

AMENDED AND RESTATED TERM CREDIT AGREEMENT
DATED AS OF DECEMBER 14, 2012

AMONG

PINEDALE CORRIDOR, LP
as Borrower,

AND

KEYBANK NATIONAL ASSOCIATION,
as a Lender and Agent

AND

THE OTHER LENDERS WHICH ARE OR MAY BECOME
PARTIES TO THIS AGREEMENT

AND

KEYBANC CAPITAL MARKETS
BANK OF AMERICA MERRILL LYNCH
as Co-Arrangers, Co-Syndication Agents and Co-Documentation Agents

AND

KEYBANC CAPITAL MARKETS
as Sole Book Runner

TABLE OF CONTENTS

TABLE OF CONTENTS

Page

§1.	DEFINITIONS AND RULES OF INTERPRETATION	1
§1.1	Definitions	1
§1.2	Rules of Interpretation.	19

§2.	LOANS	20
§2.1	Commitment to Lend.	20
§2.2	Notes.	20
§2.3	Interest on Loans.	21
§2.4	Requests for Loans.	21
§2.5	Funds for Loans.	21
§2.6	Use of Proceeds.	22
§2.7	Increase in Commitments.	22

§3.	REPAYMENT AND PREPAYMENT OF THE LOANS	24
§3.1	Repayment; Stated Maturity; Extension Option.	24
§3.2	Mandatory Prepayments.	24
§3.3	Optional Prepayments.	25
§3.4	Partial Prepayments.	25

§4.	CERTAIN GENERAL PROVISIONS	25
§4.1	Conversion Options; Number of LIBOR Contracts.	25
§4.2	Certain Fees.	26
§4.3	Funds for Payment.	26
§4.4	Taxes.	26
§4.5	Computations.	29
§4.6	Inability to Determine LIBOR Rate.	30
§4.7	Illegality.	30
§4.8	Additional Interest.	30
§4.9	Additional Costs, Capital Adequacy, Etc.	31
§4.10	Mitigation Obligations.	32
§4.11	Indemnity by Borrower.	32
§4.12	Interest on Overdue Amounts.	32
§4.13	Certificate.	33
§4.14	Limitation on Interest.	33

§5.	COLLATERAL SECURITY; LOCK BOX	33
§5.1	Collateral.	33
§5.2	Lock Box Account.	34
§5.3	Operating Account.	34

§6.	REPRESENTATIONS AND WARRANTIES AND COVENANTS	35
§6.1	Corporate Authority, Etc.	35
§6.2	Approvals.	36
§6.3	Title to Properties; Leases.	36
§6.4	Intentionally Omitted.	36

§6.5	Intentionally Omitted.	36
§6.6	Franchises, Patents, Copyrights, Etc.	36
§6.7	Litigation.	36
§6.8	No Materially Adverse Contracts, Etc.	37
§6.9	Compliance with Organizational Documents, Other Instruments, Laws, Etc.	37
§6.10	Tax Status.	37
§6.11	No Event of Default.	37
§6.12	Investment Company Act; Public Utility.	37
§6.13	Separateness; Special Representations and Covenants Relating to Borrower.	37
§6.14	Setoff, Etc.	39
§6.15	Certain Transactions.	39
§6.16	Employee Benefit Plans.	39
§6.17	Regulations T, U and X.	40
§6.18	Environmental Compliance.	40
§6.19	Loan Documents.	41
§6.20	Mortgaged Properties.	42
§6.21	Reserved.	43
§6.22	Brokers.	43
§6.23	Ownership.	43
§6.24	OFAC.	44
§6.25	No Fraudulent Intent.	44
§6.26	Reserved.	44
§6.27	Solvency.	44
§6.28	No Bankruptcy Filing.	44
§6.29	Other Debt.	44

§7.	AFFIRMATIVE COVENANTS OF BORROWER	45
§7.1	Punctual Payment.	45
§7.2	Maintenance of Office.	45
§7.3	Records and Accounts.	45
§7.4	Financial Statements, Certificates and Information.	45
§7.5	Notices.	46
§7.6	Existence; Maintenance of Properties.	47
§7.7	Insurance.	48
§7.8	Taxes.	49
§7.9	Inspection of Mortgaged Properties and Books.	49
§7.10	Compliance with Laws, Contracts, Licenses, and Permits.	49
§7.11	Hedging Requirement.	50
§7.12	Further Assurances.	50
§7.13	Plan Assets.	50
§7.14	Registered Servicemark.	50
§7.15	BLM Approval; Title Policy.	50

§8.	CERTAIN NEGATIVE COVENANTS OF BORROWER	51
§8.1	Restrictions on Indebtedness.	51

§8.2	Restrictions on Liens, Etc.	52
§8.3	Restrictions on Investments.	53
§8.4	Merger, Consolidation.	53
§8.5	Sale and Leaseback.	53
§8.6	Compliance with Environmental Laws.	54
§8.7	Distributions.	55
§8.8	Asset Sales.	55
§8.9	Negative Pledges, Restrictive Agreements, etc.	56
§8.10	Organizational Documents.	56
§8.11	Affiliate Transactions.	56
§8.12	Management Fees, Expenses, etc.	56
§8.13	Ultra Lease.	57
§8.14	Purchase Agreement.	57

§9.	FINANCIAL COVENANTS OF BORROWER	57
§9.1	Corporate Financial Covenants.	57

§10.	CLOSING CONDITIONS	58
§10.1	Loan Documents.	58
§10.2	Certified Copies of Organizational Documents.	58
§10.3	Resolutions.	58
§10.4	Incumbency Certificate; Authorized Signers.	59
§10.5	Opinion of Counsel.	59
§10.6	Payment of Fees.	59
§10.7	Insurance.	59
§10.8	Performance; No Default.	59
§10.9	Representations and Warranties.	59
§10.10	Proceedings and Documents.	60
§10.11	Mortgaged Property Documents.	60
§10.12	Updated Title Opinions; Title Policy.	60
§10.13	Intentionally Omitted.	60
§10.14	Approval of Documents; Acquisition of LGS Assets; Ultra Lease.	60
§10.15	Other Documents.	60
§10.16	No Condemnation/Taking.	60
§10.17	Equity Contribution.	61
§10.18	No Litigation.	61
§10.19	BLM Approvals Processing.	61
§10.20	Other.	61

§11.	CONDITIONS TO ALL BORROWINGS	61
§11.1	Representations True; No Default.	61
§11.2	No Legal Impediment.	62
§11.3	Borrowing Documents.	62

§12.	EVENTS OF DEFAULT; ACCELERATION; ETC.	62
§12.1	Events of Default and Acceleration.	62
§12.2	Limitation of Cure Periods.	65
§12.3	[RESERVED].	65

§12.4	Remedies.	65
§12.5	Distribution of Collateral Proceeds.	65

§13.	SETOFF	66

§14.	THE AGENT	67
§14.1	Authorization.	67
§14.2	Employees and Agents.	67
§14.3	No Liability.	68
§14.4	No Representations.	68
§14.5	Payments.	69
§14.6	Holders of Notes.	70
§14.7	Indemnity.	70
§14.8	Agent as Lender.	70
§14.9	Resignation.	70
§14.10	Duties in the Case of Enforcement.	71
§14.11	Request for Agent Action.	71
§14.12	Removal of Agent.	72
§14.13	Bankruptcy.	72

§15.	EXPENSES	72

§16.	INDEMNIFICATION	73

§17.	SURVIVAL OF COVENANTS, ETC	74

§18.	ASSIGNMENT AND PARTICIPATION	75
§18.1	Conditions to Assignment by Lenders.	75
§18.2	Register.	76
§18.3	New Notes.	77
§18.4	Participations.	77
§18.5	Pledge by Lender.	77
§18.6	No Assignment by Borrower.	78
§18.7	Cooperation; Disclosure.	78
§18.8	Mandatory Assignment.	78
§18.9	Co-Agents.	79
§18.10	Treatment of Certain Information; Confidentiality.	79
§19.	NOTICES	80

§20.	RELATIONSHIP	81

§21.	GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE	82

§22.	HEADINGS	82

§23.	COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION	82

§24.	ENTIRE AGREEMENT, ETC.	83

§25.	WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS	83

§26.	DEALINGS WITH THE BORROWER	84

§27.	CONSENTS, AMENDMENTS, WAIVERS, ETC.	84

§28.	SEVERABILITY	86

§29.	NO UNWRITTEN AGREEMENTS	86

§30.	ACKNOWLEDGMENT OF INDEMNITY OBLIGATIONS	86

§31.	REPLACEMENT OF NOTES	86

§32.	TIME IS OF THE ESSENCE	86

§33.	RIGHTS OF THIRD PARTIES	86

§34.	EFFECTIVENESS OF AMENDMENT AND RESTATEMENT; NO NOVATION	87

EXHIBITS AND SCHEDULES

Exhibit A	Form of Note
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Assignment and Assumption Agreement
Exhibit D	Form of Request for Loan
Exhibit F	Patriot Act and OFAC Transferee and Assignee Identifying Information Form
Exhibit G	SNDA
Schedule 1.1	Lenders and Commitments
Schedule 2	Mortgaged Property Documents
Schedule 3	Mortgaged Properties
Schedule 6.7	Litigation
Schedule 6.10	Tax Audits
Schedule 6.13	Deposit Accounts
Schedule 6.15	Transactions with Affiliates
Schedule 6.20(f)	Unresolved Real Estate Claims or Disputes
Schedule 6.20(g)	Material Real Estate Agreements
Schedule 6.22	Brokers

v

AMENDED AND RESTATED TERM CREDIT AGREEMENT

THIS AMENDED AND RESTATED TERM CREDIT AGREEMENT (this “Agreement”) is made the 14th day of December, 2012, by and among PINEDALE CORRIDOR, LP, a Delaware limited partnership, as borrower (“Borrower”), having its principal place of business at 4200 W. 115th Street, Suite 210, Leawood, Kansas 66211, KEYBANK NATIONAL ASSOCIATION, a national banking association (“KeyBank”), with the other lending institutions that are or may become parties hereto pursuant to §18 as lenders (“Lenders”), KEYBANK NATIONAL ASSOCIATION, as administrative agent (“Agent”) for itself and the other Lenders.

RECITALS

WHEREAS, Borrower, Lenders and Agent previously entered into a Term Credit Agreement dated as of December 7, 2012 (the “Original Credit Agreement”) pursuant to which the Lenders agreed to extend certain financial accommodations to Borrower;

WHEREAS, the “Closing Date” as defined in the Original Credit Agreement has not occurred and no loan was extended under the Original Credit Agreement;

WHEREAS, Borrower has requested that Lenders make available to it a term loan facility;

WHEREAS, the Lenders are willing to make such term loan facility available to Borrower, all upon the terms and conditions contained herein;

WHEREAS, in order to make such term loan facility available to Borrower, Borrower, Lenders and Agent have agreed to amend and restate the Original Credit Agreement in its entirety as set forth herein;

NOW, THEREFORE, in consideration of the recitals herein and the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

§1.           DEFINITIONS AND RULES OF INTERPRETATION

§1.1           Definitions

The following terms shall have the meanings set forth in this §1 or elsewhere in the provisions of this Agreement referred to below:

Adjusted Rate.  See §12A

Affected Lender.  See §18.8.

Affiliates.  As applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and

“under common control with”), as applied to any Person, means (a) the possession, directly or indirectly, of the power to vote fifty percent (50%) or more of the stock, shares, voting trust certificates, beneficial interests, partnership interests, member interests or other interests having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise, or (b) the ownership of (i) a general partnership interest, (ii) a managing member’s interest in a limited liability company or (iii) a limited partnership interest or preferred stock (or other ownership interest) with voting rights representing fifty percent (50%) or more of the outstanding voting rights of such Person.

Agent.  KeyBank, acting as Agent for itself and the other Lenders, its successors and assigns.

Agent’s Office.  Agent’s office located at 127 Public Square, Cleveland, Ohio 44114, or at such other location as Agent may designate from time to time by notice to Borrower and the other Lenders.

Agent’s Special Counsel. Bryan Cave LLP or such other counsel as may be selected by Agent.

Agreement.  This Amended and Restated Term Credit Agreement, including the Schedules and Exhibits hereto.

Agreement Regarding Fees.  The Amended and Restated Agreement Regarding Fees dated as of December 14, 2012, among Agent, Arranger and Borrower regarding certain fees payable by Borrower in connection with this Agreement.

Arranger.  Collectively, Bank of America Merrill Lynch and KeyBanc Capital Markets.

Assignment and Assumption Agreement.  See §18.1.

Assignment of Lease and Guaranty.  The Assignment of Lease and Guaranty from Borrower in favor of Agent, as the same may be amended, restated, supplemented, consolidated or otherwise modified from time to time, pursuant to which there shall be granted to Agent for the benefit of Lenders a security interest in the interest of Borrower as lessor with respect to the Ultra Lease and the Ultra Lease Guaranty, which shall be in form and substance satisfactory to Agent.

Base Rate.  The term Base Rate shall mean, for any day, a fluctuating interest rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the greatest of:  (i) the rate of interest established by KeyBank from time to time as its “prime rate” whether or not publicly announced, which interest rate may or may not be the lowest rate charged by it for commercial loans or other extensions of credit; (ii) the Federal Funds Effective Rate in effect from time to time, determined one Business Day in arrears, plus ½ of one percent (0.5%) per annum; or (iii) the then-applicable LIBOR Rate for a one (1) month Interest Period plus one percent (1.0%) per annum.

Base Rate Loans.  Those Loans bearing interest by reference to the Base Rate.

Base Rate Spread.  The per annum rate of one and three-quarter percent (1.75%).

BLM.  The federal Bureau of Land Management.

Borrower.  As defined in the preamble hereto.

Borrower’s Knowledge or Knowledge.  The actual knowledge of the chief executive officer, Principal Accounting Officer, chief financial officer (if different from the Principal Accounting Officer), or general counsel of Pinedale GP, after having conducted a reasonable investigation and inquiry thereof.

Business Day.  Any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York, the state of Kansas, the state where Agent’s Office is located and, if such day relates to any LIBOR Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank market.

Capitalized Lease.  A lease under which a Person is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.

Cash Control Period.  Any time when a Cash Dominion Event has occurred and is continuing.

Cash Dominion Event.  Either (i) the occurrence and continuance of an Event of Default, (ii) the occurrence and continuation of a Lessee Debt Default, or (iii) the occurrence and continuation of a CORR Default, and the Required Lenders shall thereupon have elected to declare any such occurrence a Cash Dominion Event.  For purposes of this Agreement, the occurrence of a Cash Dominion Event under clause (ii) hereof shall be deemed continuing until Agent verifies to its reasonable satisfaction that the Lessee Debt Default has either been cured or waived; provided, however, that a Cash Dominion Event shall be deemed continuing at all times after a Cash Dominion Event has occurred and been discontinued on two (2) previous occasions after the Closing Date.  The termination of a Cash Dominion Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Cash Dominion Event in the event that the conditions set forth in this definition again arise.

Cash Equivalents.  Investments of the type described in §8.3(a) through (f).

CERCLA.  See §6.18.

Change in Law.  The occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

Change of Control.  CORR ceases to own, directly or indirectly, at least a majority of the partnership interests in Borrower and one hundred percent (100%) of the general partnership interests in Borrower.

Closing Date.  The first date on which all of the conditions set forth in §10 have been satisfied or waived in writing by Agent.

Code.  The Internal Revenue Code of 1986, as amended.

Collateral.  All of the property, rights and interests of Borrower and CORR which are or are intended to be subject to the security interests, security title, liens and mortgages created by the Security Documents, including, without limitation, the Mortgaged Property.

Collateral Assignment of Purchase Agreement.  The Collateral Assignment of Purchase Agreement executed by the Borrower in favor of Agent for the benefit of Lenders in respect of the Purchase Agreement and the Purchase Agreement Guaranty, which shall be in form and substance satisfactory to Agent.

Commitment.  With respect to each Lender, the amount set forth on Schedule 1.1 hereto as the amount of such Lender’s Commitment to make or maintain Loans to Borrower, as the same may be changed from time to time in accordance with the terms of §2.7 of this Agreement.

Commitment Percentage.  With respect to each Lender, the percentage set forth on Schedule 1.1 hereto as such Lender’s percentage of the aggregate Commitments of all of Lenders.

Compliance Certificate.  See §7.4(c).

Consolidated.  With reference to any term defined herein, that term as applied to the financial condition or operating results of a Person and its Subsidiaries, determined on a consolidated or combined basis in accordance with GAAP.

Conversion Request.  A notice given by Borrower to Agent of its election to convert or continue a Loan in accordance with §4.1.

CORR.  CorEnergy Infrastructure Trust Inc., a Maryland corporation, formerly known as Tortoise Capital Resources Corporation, and its successors and assigns.

CORR Change of Control.  A transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of CORR ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of CORR, who did not have such power before such transaction.

CORR Default.  The occurrence of either of the following: (i) a CORR Change of Control, (ii) the breach by CORR of any of the covenants of CORR set forth in Section 14 of the Limited Guaranty and such breach continues for ten (10) days, or (iii) any representation or warranty made by CORR in the Limited Guaranty or the Pledge and Security Agreement shall prove to have been false or misleading in any material respect upon the date when made or deemed to have been made or repeated.

Corridor.  Corridor InfraTrust Management, LLC, a Delaware limited liability company, and its successors and assigns.

Debtor Relief Law.  The Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

Default.  See §12.1.

Default Rate.  See §4.12.

Defaulting Lender.  Subject to §14.5(c), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Agent or any other Lender any other amount required to be paid by it within two Business Days of the date when due, (b) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Agent that a Lender is a Defaulting Lender under clauses (a) or (b) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to §14.5(c)) upon delivery of written notice of such determination to the Borrower and each Lender.

Deposit Account Bank.  Each bank or other financial institution at which Borrower maintains a deposit account that has entered into a Deposit Account Control Agreement.

Deposit Account Control Agreement.  Each deposit account control agreement, in form and substance satisfactory to Agent, from time to time executed by a Deposit Account Bank in favor of Agent for the benefit of Agent and Lenders.

Disqualified Person.                                           A “Disqualified Person” as defined in the Ultra Lease.

Distribution.  With respect to any Person, the declaration or payment of any cash, cash flow, dividend or distribution (whether in the form of cash or property) on or in respect of any shares of any class of capital stock, partnership interest, membership interest or other beneficial interest of such Person; the purchase, redemption, exchange or other retirement for value of any shares of any class of capital stock, partnership interest, membership interest or other beneficial interest of such Person, directly or indirectly through a Subsidiary of such Person or otherwise; the return of capital (whether in the form of cash or property) by a Person to its shareholders, partners, members or other beneficial owners as such; or any other distribution on or in respect of any shares of any class of capital stock, partnership interest, membership interest or other beneficial interest of such Person.

Dollars or $.  Dollars in lawful currency of the United States of America.

Domestic Lending Office.  Initially, the office of each Lender designated as such in Schedule 1.1 hereto; thereafter, such other office of such Lender, if any, located within the United States that will be making or maintaining Base Rate Loans.

Drawdown Date.  The date on which any Loan is made or is to be made, and the date on which any Loan is converted to a Loan of the other Type.

EBITDA.  With respect to Borrower for any fiscal period, the sum of (a) Net Income of such Person, plus (b) without duplication and to the extent the following have been deducted in the calculation of Net Income for such period, (i) interest expense, (ii) federal, state and local income tax expense, (iii) depletion, depreciation and amortization expense, (iv) all non-recurring non-cash expenses or charges (excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period), (v) so long as no "Lessor Event of Default" (as defined in the Ultra Lease) described in Section 23.3(j) of the Ultra Lease has occurred and is continuing, (1) "Level 1A Lessor Default Payment Amounts" defined in the Ultra Lease accrued or paid by Borrower, or offset by Ultra, pursuant to the Ultra Lease (such accruals, payments and offsets to be determined without duplication of one another) up to a maximum amount of $1,800,000 (the unused amount thereof at any time being the "Lessor Default Basket Amount"), provided in the event that any Level 1A Lessor Default Payment Amount is paid to Borrower by Ultra, or extinguished, pursuant to the Ultra Lease, then the amount so paid or extinguished shall be reinstated to the Lessor Default Basket Amount, and (2) any Level 1A Lessor Payment Amounts paid to Borrower by Ultra, or extinguished, pursuant to the Ultra Lease, in excess of $1,800,000, provided that such excess amounts shall be added to EBITDA for the fiscal quarter or fiscal quarters in which such Level 1A Lessor Default Payment Amounts were accrued, paid by Borrower or offset by Ultra rather than, if different, the fiscal quarter or fiscal quarters in which the payment by Ultra to Borrower, or the extinguishment, occurred,  minus (c) all non-recurring non-cash items increasing Net Income of such Person for such period (excluding any such non cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period), all determined without duplication and in accordance with GAAP.

Eligible Assignee:  (a) Any Lender or any Affiliate of a Lender; (b) any commercial bank, savings bank, savings and loan association, investment or mutual fund, or similar financial institution which (i) has total assets of $5,000,000,000 or more, (ii) is “well capitalized” within the meaning of such term under the regulations promulgated under the auspices of the Federal Deposit Insurance Corporation Improvement Act of 1991, as amended, (iii) in the sole judgment of Agent, is engaged in the business of lending money and extending credit, and buying loans or participations in loans under credit facilities substantially similar to those extended under this Agreement, and (iv) in the sole judgment of Agent, is operationally and procedurally able to meet the obligations of a Lender hereunder; (c) any insurance company in the business of writing insurance which (i) has total assets of $5,000,000,000 or more (ii) is “best capitalized” within the meaning of such term under the applicable regulations of the National Association of Insurance Commissioners, and (iii) meets the requirements set forth in subclauses (iii) and (iv) of clause (b) above; and (d) any other financial institution having total assets of $5,000,000,000  (including a mutual fund or other fund under management of any investment manager having under its management total assets of $5,000,000,000 or more, and any of its Related Funds) which meets the requirement set forth in subclauses (iii) and (iv) of clause (b) above; provided that each Eligible Assignee must (A) be organized under the Laws of the United States of America, any state thereof or the District of Columbia, or, if a commercial bank, be organized under the Laws of the United States of America, any State thereof or the District of Columbia, the Cayman Islands or any country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of such a country, (B) act under the Loan Documents through a branch, agency or funding office located in the United States of America, (C) be exempt from withholding of tax on payments hereunder and deliver the documents related thereto pursuant to the Internal Revenue Code as in effect from time to time, and (D) not be Borrower, CORR, Ultra, UPL or an Affiliate of Borrower, CORR, Ultra or UPL or a Disqualified Person.

Employee Benefit Plan.  Any employee benefit plan within the meaning of §3(3) of ERISA maintained or contributed to by Borrower or any ERISA Affiliate, other than a Multiemployer Plan.

Environmental Engineer.  Any firm of independent professional engineers or other scientists generally recognized as expert in the detection, analysis and remediation of Hazardous Substances and related environmental matters and reasonably acceptable to Agent.

Environmental Laws.  See §6.18(a).

Environmental Reports.  See §6.18

EPA.  See §6.18(b).

Equity Interests.  With respect to any Person, all shares of capital stock, partnership interests, membership interests in a limited liability company or other ownership in participation or equivalent interests (however designated, whether voting or non-voting) of such Person’s equity capital (including any warrants, options or conversion or other purchase rights with respect to the foregoing) whether now outstanding or issued after the Closing Date.

Equity Investors Agreement.  The Equity Investors Agreement dated on or about the Closing Date among Borrower, Ultra LGS, CORR and Prudential, as it may be amended, restated, modified or supplemented from time to time in accordance with §8.10.

Equity Offering.  The public offering of CORR common stock pursuant to a SEC registered offering, the proceeds of which will be used to purchase the LGS Assets.

ERISA.  The Employee Retirement Income Security Act of 1974, as amended and in effect from time to time and any rules and regulations promulgated pursuant thereto.

ERISA Affiliate.  Any Person which is treated as a single employer with Borrower under §414 (b) or (c) of the Code.

ERISA Reportable Event.  A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 (c) of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived.

Event of Default.  See §12.1.

Excluded Taxes.  Any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under §4.10) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to §4.4, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with §4.4(f) and (d) any U.S. federal withholding imposed under FATCA.

Extension Period.  See §3.1(c).

FATCA.  Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

Federal Funds Effective Rate.  For any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York,

or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by Agent from three (3) Federal funds brokers of recognized standing selected by Agent.  Any change in the Federal Funds Effective Rate shall become effective as of the opening of business on the day on which such change in the Federal Funds Effective Rate becomes effective, without notice or demand of any kind.

Fee Easement Property.  The portion of the Mortgaged Property owned in fee simple by Ultra Wyoming and with respect to which Borrower has been granted an easement, as identified on Schedule 3 attached hereto.

Foreign Lender.  (a) if Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

Funded Debt.  With respect to any Person, without duplication all outstanding Indebtedness of such Person, other than Indebtedness described in clause (f) of the definition of Indebtedness herein.

GAAP.  Generally accepted accounting principles in the United States, applied on a basis consistent with the principles used in preparing Borrower’s audited consolidated financial statements for the fiscal year then ended, as such principles may be revised as a result of changes in such accounting principles implemented by Borrower and its consolidated Subsidiaries subsequent to such date.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth herein and Borrower or the Required Lenders shall so request, Agent, Lenders, and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP as in effect prior to such change therein.

Governmental Authority.  Any international, foreign, federal, state, county or municipal government, or political subdivision thereof; any governmental, quasi-governmental or regulatory agency, authority, board, bureau, commission, department, instrumentality or public body; or any court or administrative tribunal.

Guaranteed Pension Plan.  Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

“Hartman Judgment” means that certain judgment dated as of December 8, 2010, Case No. 2006-6843, in favor of Doyle Hartman et al. against Questar Exploration and Production Company et al., recorded in Book 96 of Misc., page 421 Sublette County, Wyoming records.

Hazardous Substances.  See §6.18(b).

Hedge Agreement.  Any interest rate cap, collar, floor, forward rate, forward starting, or swap agreement or similar protective agreement regarding the hedging of interest rate risk exposure now or hereafter entered into between Borrower and any Lender with respect to the Loans.

Increasing Lender.  See §2.7.

Incurred Interest.  For Borrower for any fiscal period, without duplication, the aggregate amount of all interest paid, accrued or capitalized during such period, excluding loan fees.  With respect to interest covered by a Hedge Agreement, interest shall be the net amount due thereunder.

Indebtedness.  With respect to any Person means:  (a) all indebtedness for money borrowed and any obligations evidenced by bonds, debentures, notes or similar debt instruments; (b) all liabilities secured by any mortgage, deed of trust, deed to secure debt, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; (c) all guarantees, endorsements and other contingent obligations whether direct or indirect in respect of indebtedness of others, including any obligation to supply funds to or in any manner to invest directly or indirectly in a Person, to purchase indebtedness, or to assure the owner of indebtedness against loss through an agreement to purchase goods, supplies or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner, through indemnity or otherwise, and the obligation to reimburse the issuer in respect of any letter of credit; (d) any obligation as a lessee or obligor under a Capitalized Lease; (e) all reimbursement obligations with respect to letters of credit or similar instruments issued by a Person; and (f) all indebtedness, obligations or other liabilities under or with respect to (i) interest rate swap, collar, cap or similar agreements providing interest rate protection, including, without limitation, any Hedge Agreement and (ii) foreign currency exchange agreements.

Indemnified Taxes.  (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

Indemnitee.  See §16.

Indemnity Agreement.  The Indemnity Agreement Regarding Hazardous Materials, made by Borrower in favor of Agent and Lenders, pursuant to which such Borrower agrees to indemnify Agent and Lenders with respect to Hazardous Substances and Environmental Laws, such Indemnity Agreement to be in form and substance satisfactory to Agent, as the same may be amended, restated, consolidated, supplemented or otherwise modified from time to time.

Interest Coverage Ratio.  For any Test Period, the ratio of (i) EBITDA of Borrower for such period, to (ii) Incurred Interest for such period.

Interest Payment Date.  With respect to each Loan, the fifth (5th) Business Day of each calendar month during the term of such Loan.

Interest Period.  With respect to each LIBOR Rate Loan, (a) initially, the period commencing on the Drawdown Date of such Loan and ending one (1), two (2), three (3) or six (6) months thereafter, and (b) thereafter, each period commencing on the day following the last day of the immediately preceding Interest Period applicable to such LIBOR Rate Loan and ending on the last day of one of the periods set forth above, as selected by Borrower in a Loan Request or Conversion Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)           the first day of each Interest Period must be a Business Day.

(ii)           if any Interest Period with respect to a LIBOR Rate Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in the next calendar month, in which case the Interest Period shall end on the next preceding Business Day; and

(iii)           no Interest Period relating to any LIBOR Rate Loan shall extend beyond the Maturity Date.
Investments.  With respect to any Person, all shares of capital stock, partnership interests, limited liability company interests or other ownership interests, evidences of Indebtedness and other securities issued by any other Person, all loans, advances, or extensions of credit to, or contributions to the capital of, any other Person, all purchases of the securities or business or integral part of the business of any other Person and commitments to make such purchases and all interests in real property; provided, however, that the term “Investment” shall not include (i) equipment, inventory and other tangible personal property acquired in the ordinary course of business, or (ii) current trade and customer accounts receivable for services rendered in the ordinary course of business and payable in accordance with customary trade terms.  In determining the aggregate amount of Investments outstanding at any particular time:  (a) the amount of any investment represented as a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (b) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (c) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (d) there shall not be deducted or increased in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (b) may be deducted when paid; and (e) there shall not be deducted from, or added to, the aggregate amount of Investments any decrease or increase, respectively, in the value thereof.

KeyBank.  KeyBank National Association, a national banking association.

Lenders.  KeyBank and the other lending institutions which are or may become parties to this Agreement, pursuant to § 18 hereof, as is defined in the first paragraph of this Agreement.

Lessee.  The lessee of the LGS Assets under the Ultra Lease.  The initial Lessee shall be Ultra LGS, and for purposes hereof, Ultra LGS shall continue to be the Lessee even if Ultra LGS assigns its interests under the Ultra Lease to Ultra Resources or an Affiliate of Ultra LGS or Ultra Resources.  In the case of any other assignment by Ultra LGS of its interests under the Ultra

Lease made in accordance with the provisions of the Ultra Lease and §8.13 hereof, the assignee of Ultra LGS shall be Lessee for purposes hereof.

Lessee Debt Default.  A default shall occur with respect to payment on Lessee Material Debt of Lessee, Ultra Resources or UPL.  For purposes hereof, a Lessee Debt Default shall be deemed to have occurred upon the earlier of (i) Agent’s receipt of notice thereof from either Borrower or Lessee, or (ii) Agent otherwise having actual knowledge thereof.

Lessee Material Debt.  A “Material Debt” as defined in the Ultra Lease.

LGS Assets.  The “Liquids Gathering System” as defined and described in the Ultra Lease.

LIBOR Lending Office.  Initially, the office of each Lender designated as such in Schedule 1.1 hereto; thereafter, such other office of such Lender, if any, that shall be making or maintaining LIBOR Rate Loans.

LIBOR Rate.  As applicable to any LIBOR Rate Loan, the rate per annum as determined on the basis of the offered rates for deposits in Dollars, for a period of time comparable to the Interest Period for such LIBOR Rate Loan which appears on the Reuters Screen LIBOR01 Page as of 11:00 a.m. London time on the day that is two (2) LIBOR Business Days preceding the first day of the Interest Period for such LIBOR Rate Loan; provided, however, if the rate described above does not appear on such service on any applicable interest determination date, the LIBOR Rate shall be the rate (rounded upward, if necessary, to the nearest one hundred-thousandth of a percentage point), determined on the basis of the offered rates for deposits in Dollars for a period of time comparable to the Interest Period for such LIBOR Rate Loan which are offered by four (4) major banks in the London interbank market at approximately 11:00 a.m. London time, on the day that is two (2) LIBOR Business Days preceding the first day of the Interest Period for the LIBOR Rate Loan as selected by Agent.  The principal London office of each of the four (4) major London banks will be requested to provide a quotation of its Dollar deposit offered rate.  If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations.  If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in Dollars to leading European banks for a period of time comparable to the Interest Period for such LIBOR Rate Loan offered by major banks in New York City at approximately 11:00 a.m. (eastern time), on the day that is two (2) LIBOR Business Days preceding the first day of the Interest Period for the LIBOR Rate Loan.  In the event that Agent is unable to obtain any such quotation as provided above, it will be deemed that the LIBOR Rate for a LIBOR Rate Loan cannot be determined and §4.6 shall apply.  In such event, the Loan shall bear interest at the Base Rate.  In the event that the Board of Governors of the Federal Reserve System shall impose a Reserve Percentage with respect to LIBOR deposits of Agent, then for any period during which such Reserve Percentage shall apply, the LIBOR Rate shall be equal to the amount determined above divided by an amount equal to one (1) minus the Reserve Percentage.

LIBOR Rate Loans.  Those Loans bearing interest calculated by reference to the LIBOR Rate.

LIBOR Rate Spread.  The per annum rate of three and one-quarter percent (3.25%).

Liens.  See §8.2.

Limited Guaranty.  The Carve Out Guaranty Agreement executed by CORR in favor of Agent for the benefit of Lenders which shall be in form and substance satisfactory to Agent.

Loans.  Collectively, the aggregate Loans to be made by Lenders under §2.1 on the Closing Date under the Commitment not to exceed $70,000,000; subject, however, to increase in accordance with §2.7.

Loan Documents.  Collectively, this Agreement, the Notes, the Security Documents, the Limited Guaranty, the Hedge Agreements, the SNDA and all other documents, instruments or agreements now or hereafter assumed, executed or delivered by or on behalf of Borrower or CORR in favor of the Agent or the Lenders in connection with the Loans, as the same may be amended, modified, renewed, extended, consolidated, supplemented or restated from time to time.

Loan Request.  See §2.4.

Lock Box Account.  See §5.2.

Material Adverse Effect.  A materially adverse effect on (a) the business, assets, liabilities, condition (financial or otherwise), or results of operations of Borrower, (b) the ability of Borrower to perform its obligations under the Loan Documents to which it is a party, (c) the validity or enforceability of any of the Loan Documents, or (d) the rights, benefits or interests of Lenders and Agent in and to this Agreement, any other Loan Document or the Collateral.

Material Lease Amendment.                                                      A “Material Lease Amendment” as defined in the SNDA.

Maturity Date.  December 31, 2015, or if the Maturity Date is extended pursuant to §3.1(c), December 30, 2016, or such earlier date on which the Loans shall become due and payable pursuant to the terms hereof.

Moody’s.  Moody’s Investors Service, Inc.

Mortgage.  Each Mortgage, Security Agreement, Assignment of Rents, Financing Statement and Fixture Filing from Borrower in favor of Agent for the benefit of Lenders, whether now existing or hereafter entered into, as modified, amended, supplemented or restated from time to time, pursuant to which Borrower shall have conveyed or granted a mortgage lien upon each Mortgaged Property as security for the Obligations, such document to be in form and substance satisfactory to Agent.

Mortgaged Property or Mortgaged Properties.  Individually and collectively, the property and property interests described on Schedule 3 attached hereto, each by this reference incorporated herein, which has been conveyed as security for the Obligations pursuant to the Mortgage, and any other property and property interests which are added as Mortgaged Property pursuant to §5.1 hereof.

Mortgaged Property Documents.  See Schedule 2 attached hereto by reference made a part hereof.

Multiemployer Plan.  Any multiemployer plan within the meaning of §3(37) of ERISA to which Borrower or any ERISA Affiliate is making, or is required to make, contributions.

“Nerd Enterprise Mortgage” means that certain mortgage with Nerd Enterprises, Inc., a Wyoming corporation as mortgagor and George P. Westman, as mortgagee, recorded April 30, 1997 in Book 68 of Mtg, page 75 in Sublette County, Wyoming records, in the original principal amount of $80,000.

Net Income.  With respect to Borrower for any Test Period, the net income (or deficit) of Borrower, after deduction of all expenses, taxes and other property charges, determined in accordance with GAAP.

Net Worth.  The amount by which Total Assets exceeds Total Liabilities.

Non-Consenting Lender.  See §18.8.

Notes.  See §2.2.

Notice.  See §19.

Obligations.  All indebtedness, obligations and liabilities of Borrower to any of Lenders and Agent, individually or collectively, under this Agreement or any of the other Loan Documents or in respect of any of the Loans or the Notes, or other instruments at any time evidencing any of the foregoing, whether existing on the date of this Agreement or arising or incurred hereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise (including, without limitation, advances made by Agent to protect or preserve the Collateral or the security interests therein), and including interest and fees that accrue after the commencement by or against Borrower of any proceeding under the United States Bankruptcy Code or other similar federal or State law, naming such Person as the debtor in such proceeding, regardless of whether or not such interest and fees are allowed claims in such proceeding.  To the extent this definition of “Obligations” is referenced in any Security Document, the definition shall also include any Indebtedness, obligations and liabilities of Borrower under any and all Hedge Agreements.

OFAC Review Process.  That certain review process established by Agent to determine if any potential transferee of any interests or any assignee of any portion of the Loans or any of their members, officers or partners are a party with whom Agent and any Lender are restricted from doing business under (i) the regulations of OFAC, including those Persons named on OFAC’s Specially Designated and Blocked Persons list, or (ii) any other statute, executive order or other governmental action or list (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism.

Operating Account.  See §5.3.

Organizational Document.  With respect to any Person other than a natural person, its articles or certificate of incorporation, formation or organization, partnership agreement (including with respect to Borrower, the Partnership Agreement), operating agreement, by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized Equity Interests.

Other Connection Taxes.  With respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

Other Taxes.  all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to §4.10).

Outstanding.  With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination.

Partnership Agreement.  The First Amended and Restated Limited Partnership Agreement of Borrower dated on or about the Closing Date, as it may be amended, modified, supplemented or restated from time to time.

Patriot Act Customer Identification Process.  That certain customer identification and review process established by Agent pursuant to the requirements of 31 U.S.C. §5318(1) and 31 C.F.R. §103.121 to verify the identity of all permitted transferees of interests in Borrower and any assignees of a portion of the Loan hereunder.

PBGC.  The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

Permitted Liens.  Liens, security interests and other encumbrances permitted by §8.2.

Person.  Any individual, corporation, partnership, limited liability company, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

Pinedale GP.  Pinedale GP, Inc., a Delaware corporation, and the sole general partner of Borrower.

Plan Assets.  Assets of any Employee Benefit Plan subject to Part 4, Subtitle A, Title I of ERISA.

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Pledge and Security Agreement.  The Pledge and Security Agreement executed by CORR for the purpose of pledging and granting a first priority security interest in and to all Equity Interests now or hereafter owned by CORR in Pinedale GP.

Pledged Deposit Accounts.  The Lock Box Account and the Operating Account.

Principal Accounting Officer.  The primary officer or the authorized agent of Borrower responsible for the preparation and certification of financial statements.

Prudential.  Ross Avenue Investments LLC, a Delaware limited liability company.

Purchase Agreement.  The Liquids Gathering System Sublette County, Wyoming Purchase and Sale Agreement dated December 7, 2012 between Ultra Wyoming as seller and Borrower as buyer with respect to the LGS Assets, as amended by First Amendment to Liquids Gathering System Sublette County, Wyoming Purchase and Sale Agreement dated as of December 12, 2012, as it may be further amended, restated, modified or supplemented from time to time in accordance with §8.14.

Purchase Agreement Guaranty.  The Guaranty executed by UPL pursuant to which UPL guarantees the obligations of Ultra Wyoming under the Purchase Agreement, as it may be amended, restated, modified or supplemented from time to time in accordance with §8.14.

RCRA.  See §6.18(a).

Recipient.  Agent and any Lender, as applicable.

Record.  The grid attached to any Note, or the continuation of such grid, or any other similar record, including computer records, maintained by Agent with respect to any Loan referred to in such Note.

Register.  See §18.2.

REIT Status.  See §8.7.

Related Fund.  With respect to any fund that invests in loans, any other fund that invests in loans that is managed by the same investment advisor as such Lender or by an Affiliate of such Lender or such investment advisor.

Related Parties.  With respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

Release.  See §6.18(c) (iii).

Required Lenders.  As of any date, the Lender or Lenders (not including any Defaulting Lender, which shall not be entitled to vote) whose aggregate Commitment Percentage exceeds fifty percent (50%).

Requirements.  Any applicable federal or state law or governmental regulation, or any local ordinance, order or regulation, including but not limited to laws, regulations, or ordinances relating to zoning, building use and occupancy, subdivision control, fire protection, health, sanitation, safety, handicapped access, historic preservation and protection, tidelands, wetlands, flood control and Environmental Laws, including without limitation, the Americans With Disabilities Act or any state laws regarding disability requirements, or any lease, agreement, covenant or instrument to which any Mortgaged Property may be subject.

Reserve Percentage.  As of any date, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed on member banks of the Federal Reserve System against “Euro-currency Liabilities” as defined in Regulation D.  The LIBOR Rate for each outstanding LIBOR Rate Loan shall be adjusted automatically as of the effective date of any change in the Reserve Percentage.

S&P.  Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies.

SARA.  See §6.18(a).

SEC.  United States Securities and Exchange Commission.

Security Agreement.  The Security Agreement executed by Borrower in favor of Agent for the benefit of Lenders granting a first priority security interest in all personal property assets of Borrower, which Security Agreement shall be in form and substance satisfactory to Agent.

Security Documents.  Collectively, the Mortgages, the Security Agreement, the Assignment of Lease and Guaranty, the Collateral Assignment of Purchase Agreement, the Indemnity Agreement, the Deposit Account Control Agreements, the Pledge and Security Agreement and any further collateral assignments now or hereafter delivered by Borrower or CORR to Agent for the benefit of Lenders, including, without limitation, UCC-1 financing statements filed or recorded in connection therewith, as each may be further amended, modified, renewed, consolidated, supplemented or extended, from time to time.

SNDA.  The Subordination, Nondisturbance and Attornment Agreement attached hereto as Exhibit G.

State.  A state of the United States of America, or the District of Columbia.

Subsequent Lender.  See §2.7.

Subsidiary.  Any corporation, association, partnership, limited liability company, trust or other business or legal entity of which the designated parent shall at any time own, directly or indirectly through a Person or Persons, a greater than fifty percent (50%) ownership interest.

Supermajority Lenders.  As of any date, the Lender or Lenders (not including any Defaulting Lender, which shall not be entitled to vote) whose aggregate Commitment Percentage exceeds seventy-five percent (75%).

Taxes.  all present or future taxes, levies, imposts, duties, deductions, withholdings, (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Test Period.  See §9.1(a).

Title Insurance Company.  First American Title Insurance Company.

Title Policy.  With respect to the Fee Easement Property only, an ALTA Standard Loan Policy Form 2006, with ALTA Endorsement Form 1 Coverage (or if such form is not available, an equivalent form of or legally promulgated form of mortgagee title insurance policy reasonably acceptable to Agent), issued by the Title Insurance Company (with such reinsurance or co-insurance as the Agent may require, any such reinsurance to be with direct access endorsements to the extent available under applicable law) in such amount as the Agent may reasonably require insuring the priority of the Mortgage and that Borrower holds good and marketable title to such easement rights, subject only to the encumbrances permitted by the  Mortgage and which shall not contain standard exceptions for mechanics’ liens, persons in occupancy or matters which would be shown by a survey, shall not insure over any matter except to the extent that any such affirmative insurance is acceptable to the Agent in its sole discretion; and shall contain such endorsements and affirmative insurance with respect to the specific circumstances of the Fee Easement Property as the Agent reasonably may require.

Total Assets. All assets of a Person determined in accordance with GAAP.

Total Funded Debt.  As of any date of determination, an amount equal to one hundred percent (100%) of all Funded Debt of Borrower.

Total Leverage Ratio.  For any Test Period, the ratio of (i) Total Funded Debt as of the end of such period to (ii) EBITDA of Borrower for such period.

Total Liabilities.  All liabilities of a Person determined in accordance with GAAP, but in any event excluding contingent obligations under any Hedge Agreements.

Type.  As to any Loan, its nature as a Base Rate Loan or a LIBOR Rate Loan.

Ultra Entities.  Ultra LGS, Ultra Resources, Ultra Wyoming and UPL, or any one or more of them.

Ultra Lease.  The Lease dated on or about the date hereof between Borrower, as lessor, and Ultra LGS, as lessee, with respect to the LGS Assets, as it may be amended, restated, modified or supplemented from time to time in accordance with §8.13.  An executed copy of the Ultra Lease shall be on file with Agent at all times.

Ultra Lease Guaranty.  Collectively, the Lessee Guaranty executed by UPL pursuant to which UPL guarantees the obligations of Ultra LGS under the Ultra Lease, as it may be amended, restated, modified or supplemented from time to time in accordance with §8.13 and the Lessee Guaranty executed by Ultra Resources pursuant to which Ultra Resources guarantees up to

$80,000,000 of the obligations of Ultra LGS under the Ultra Lease, as it may be amended, restated, modified or supplemented from time to time in accordance with §8.13.

Ultra LGS.  Ultra Wyoming LGS, LLC, a Delaware limited liability company, and its successors and assigns.

Ultra Resources.  Ultra Resources, Inc., a Wyoming corporation, and its successors and assigns.

Ultra Wyoming.  Ultra Wyoming, Inc., a Wyoming corporation, and its successors and assigns.

UPL.  Ultra Petroleum Corp., a Yukon Territory, Canada corporation, and its successors and assigns.

Voting Interests.  Stock, partnership, membership or similar ownership interests of any class or classes (however designated), the holders of which are at the time entitled, as such holders, (a) to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, partnership, limited liability company, trust or other business entity involved, or (b) to control, manage, or conduct the business of the corporation, partnership, limited liability company, association, trust or other business entity involved.

Withholding Agent.  Borrower and Agent.

§1.2           Rules of Interpretation.

(a)           A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.

(b)           The singular includes the plural and the plural includes the singular.

(c)           A reference to any law includes any amendment or modification to such law.

(d)           A reference to any Person includes its permitted successors and permitted assigns.

(e)           Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.

(f)           The words “include”, “includes” and “including” are not limiting.

(g)           The words “approval” and “approved” as the context so determines, means an approval in writing given to the party seeking approval after full and fair disclosure to the party giving approval of all material facts necessary in order to determine whether approval should be granted.

(h)           All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the State of New York, have the meanings assigned to them therein.

(i)           Reference to a particular “§”, refers to that section of this Agreement unless otherwise indicated.

(j)           The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

(k)           All references in this Agreement to “Cleveland time” shall refer to prevailing time in Cleveland, Ohio.

§2.           LOANS

§2.1           Commitment to Lend.

Subject to the terms and conditions set forth in this Agreement, each of the Lenders severally agrees to lend to Borrower, and Borrower will borrow on the Closing Date, an amount equal to such Lender’s Commitment; provided, that, in all events no Default or Event of Default shall have occurred and be continuing; and provided, further, that the outstanding principal amount of the Loans (after giving effect to all amounts requested), shall not at any time exceed the aggregate Commitments of all  Lenders.  The  Loans shall be made pro rata in accordance with each Lender’s  Commitment Percentage.  Borrower’s request for the Loans hereunder shall constitute a representation and warranty by Borrower that all of the conditions set forth in §10 have been satisfied on the date of such request.  No Lender shall have any obligation to make Loans to Borrower in a principal amount of more than the principal face amount of such Lender’s  Commitment.

§2.2           Notes.

If requested by a Lender, the Loans of such Lender shall be evidenced by separate term promissory notes of Borrower in favor of the Lenders in substantially the form of Exhibit A hereto (such notes and any substitute or replacement notes therefore, the “Notes”).  A Note shall be payable to each Lender in the principal face amount equal to such Lender’s Commitment, or, if less, the outstanding amount of all Loans made by such Lender, plus interest accrued thereon, as set forth below.  Each such Note shall be issued by Borrower to the applicable Lender and shall be duly executed and delivered by an authorized officer of Borrower.  Borrower irrevocably authorizes Agent to make or cause to be made, at or about the time of the Drawdown Date of any Loan or the time of receipt of any payment of principal thereof, an appropriate notation on Agent’s Record reflecting the making of such Loan or the receipt of such payment.  The Outstanding amount of the Loans set forth on Agent’s Record shall be prima facie evidence of the principal amount thereof owing and unpaid to each Lender, but the failure to record, or any error in so recording, any such amount on Agent’s Record shall not limit or otherwise affect the obligations of Borrower, hereunder or under any Note to make payments of principal of or interest on any Note when due.

§2.3           Interest on Loans.

(a)           Each LIBOR Rate Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the sum of (A) the LIBOR Rate, plus (B) the LIBOR Rate Spread; and

(b)           Each Base Rate Loan shall bear interest commencing with the Drawdown Date thereof until repayment or conversion to a LIBOR Rate Loan at a rate per annum equal to the sum of (A) the Base Rate, plus (B) the Base Rate Spread.

(c)           Borrower promises to pay interest on the Loans in arrears on each Interest Payment Date with respect thereto.

(d)           The parties hereto acknowledge and agree that all Loans will be LIBOR Rate Loans unless (i) the provisions of §4.6 or 4.7 require Loans to be Base Rate Loans, or (ii) an Event of Default exists requiring the Loans to be Base Rate Loans as provided in §4.1.

§2.4           Requests for Loans.

Borrower shall give to Agent written notice in the form of Exhibit D hereto (or telephonic notice confirmed in writing in the form of Exhibit D hereto) of the Loan (the “Loan Request”) by 12:00 noon (Cleveland time) on the Business Day prior to the proposed Drawdown Date with respect to Base Rate Loans and three (3) Business Days prior to such Drawdown Date with respect to LIBOR Rate Loans.  Such notice shall specify the Type of Loan, the initial Interest Period (if applicable) and the Drawdown Date.  Such notice shall also contain a statement that the conditions to borrowing set forth in §10 hereof have been satisfied.  Promptly upon receipt of any such notice, Agent shall notify each of Lenders thereof.  Such Loan Request shall be irrevocable and binding on Borrower and shall obligate Borrower to accept the Loan requested from Lenders on the proposed Drawdown Date.  Each Loan Request shall be (a) for a Base Rate Loan in a minimum aggregate amount of $1,000,000 or an integral multiple of $100,000 in excess thereof; or (b) for a LIBOR Rate Loan in a minimum aggregate amount of $2,000,000 or an integral multiple of $100,000 in excess thereof; provided, however, that there shall be no more than six (6) LIBOR Rate Loans outstanding at any one time.

§2.5           Funds for Loans.

(a)           Not later than 2:00 p.m. (Cleveland time) on the proposed Drawdown Date of any Loans, each Lender will make available to Agent, at Agent’s Office, in immediately available funds, the amount of such Lender’s Commitment Percentage of the amount of the requested Loans which may be disbursed pursuant hereto.  Upon receipt from each Lender of such amount, and upon receipt of the documents required by §10 (in the case of Loans to be made on the Closing Date only) and §11 and the satisfaction of the other conditions set forth therein, to the extent applicable, Agent will make available to Borrower the aggregate amount of such Loans made available to Agent by Lenders by crediting such amount to the account of Borrower maintained at Agent’s Head Office.  The failure or refusal of any Lender to make available to Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Loans shall not relieve any other Lender from its several obligation hereunder to make available to Agent the amount of such other Lender’s Commitment Percentage of any requested Loans, including any additional  Loans that may be requested subject to the terms and conditions hereof to provide funds to replace those not advanced by the Lender so failing or refusing.  In the event of any such failure or refusal, the Lenders not so failing or refusing shall be entitled to a priority secured position as against the Lender or Lenders so failing or refusing to make available to Borrower the amount of its or their Commitment Percentage for such Loans as provided in §12.5.

(b)           Unless Agent shall have been notified by any Lender prior to the applicable Drawdown Date that such Lender will not make available to Agent such Lender’s Commitment Percentage of a proposed Loan, Agent may in its discretion assume that such Lender has made such Loan available to Agent in accordance with the provisions of this Agreement and Agent may, if it chooses, in reliance upon such assumption make such Loan available to Borrower, and such Lender shall be liable to Agent for the amount of such advance.  If such Lender does not pay such corresponding amount upon Agent’s demand therefor, Agent will promptly notify Borrower, and Borrower shall promptly pay such corresponding amount to Agent.  Agent shall also be entitled to recover from the Lender or Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by Agent to Borrower to the date such corresponding amount is recovered by Agent at a per annum rate equal to (i) from Borrower at the applicable rate for such Loan or (ii) from a Lender at the Federal Funds Effective Rate.

§2.6           Use of Proceeds.

Borrower will use the proceeds of the Loans solely (i) to pay closing costs and expenses in connection with this Agreement, the Equity Offering, the Purchase Agreement, the Ultra Lease and all other transaction documents relating thereto; (ii) to pay a portion of the purchase price for the LGS Assets under the Purchase Agreement; and (iii) if the Commitments are increased pursuant to §2.7, to pay a portion of the cost of additional LGS Assets.

§2.7           Increase in Commitments.

In the event Borrower purchases additional assets that are added to and become part of the LGS Assets, Borrower may, at its option and subject to the conditions set forth below in this §2.7, request up to two (2) times per annum that Agent increase the aggregate Commitments to the extent of thirty percent (30%) of the documented cost of such additional assets by (i) admitting additional Lenders hereunder (each a “Subsequent Lender”) and/or (ii) increasing the Commitment of any Lender (each an “Increasing Lender”) subject to the following conditions:

(a)           each Subsequent Lender shall meet the conditions for an Eligible Assignee;

(b)           if requested by the applicable Lender, Borrower executes new Notes payable to the order of each Subsequent Lender, or a new or replacement Note payable to the order of each Increasing Lender;

(c)           each Subsequent Lender executes and delivers to Agent a signature page to this Agreement evidencing its agreement to be bound as a Lender hereunder and each Increasing Lender executes and delivers to Agent an acknowledgement of its increased Commitment;

(d)           Borrower and Agent shall have executed new Security Documents and/or modifications of the Security Documents and other Loan Documents to reflect the increase in the Commitments and additions to the Collateral and Borrower shall have paid to Agent any and all documentary stamp tax, non-recurring intangible tax or other taxes imposed in connection with the recording of such modifications of the Security Documents or increase in the Commitment amount and Agent shall be provided with evidence satisfactory to it that all Liens in favor of Agent are and remain first priority Liens;

(e)           the Ultra Lease shall have been amended and/or the Base Rent thereunder shall have been increased to give effect to the purchase of additional assets by Borrower that become part of the LGS Assets, all in form and substance satisfactory to Agent;

(f)           after giving effect to the admission of any Subsequent Lender or the increase in the Commitment of any Increasing Lender, the sum of all Commitments does not exceed $78,000,000;

(g)           each increase in the total Commitments shall be in the amount of at least $1,000,000;

(h)           all of the representations and warranties of Borrower and CORR in the Loan Documents shall be true and correct in all material respects as of the effective date of the increase in the total Commitment (or if such representations and warranties by their terms relate solely to an earlier date, then as of such earlier date);

(i)           no Default or Event of Default exists or would result therefrom;

(j)           no Lender, including, but not limited to KeyBank, shall be an Increasing Lender without the written consent of such Lender;

(k)           Borrower shall have delivered to Agent a Compliance Certificate setting forth in reasonable detail computations evidencing compliance, on a proforma basis giving effect to the Commitment increase, with the covenants contained in §9; and

(l)           Borrower shall enter into Hedge Agreements with respect to such increase in the Commitments having terms reasonably satisfactory to Agent taking into account the terms of the existing Hedge Agreements; and

(m)           Borrower shall have executed such other modifications and documents and made such other deliveries as Agent may reasonably require to evidence and effectuate such new or increased Commitments and shall pay or reimburse Agent and Agent’s Special Counsel for all reasonable fees (including any fees specified in the Agreement Regarding Fees), expenses and costs in connection with the foregoing and Borrower shall also pay such Loan fees and placement fees, if any, as may be agreed for such increase in the Commitments.

After adding the Commitment of any Increasing Lender or Subsequent Lender, Agent shall promptly provide each Lender and Borrower with a new Schedule 1.1 to this Agreement (and each Lender acknowledges that its Commitment Percentage under Schedule 1.1 and allocated portion of the Outstanding Loans will change in accordance with its pro rata share of the increased Term Commitments.)  Unless and until the total Commitments have been increased in accordance with this §2.7, Borrower shall not be permitted any disbursement beyond the amount of the Commitments in effect immediately prior to such proposed increase.

§3.           REPAYMENT AND PREPAYMENT OF THE LOANS

§3.1           Repayment; Stated Maturity; Extension Option.

(a)           Principal Amortization Payments.  Commencing on March 7, 2014 and continuing on the fifth (5th) Business Day of each month thereafter during the term of the Loans (including any Extension Period), monthly principal payments on the Loans in an amount equal to forty-two hundredths percent (0.42%) of the Outstanding amount of the Loans as of March 1, 2014 shall be due and payable.

(b)           Maturity Date.  Borrower promises to pay on the Maturity Date, and there shall become absolutely due and payable on the Maturity Date, the entire Outstanding principal amount of all Loans outstanding on such date, together with any and all accrued and unpaid interest thereon.

(c)           Extension Option.  Borrower shall have the option to extend the Maturity Date for a one (1) year period (the “Extension Period”) by giving Agent written Notice of such election to extend not less than 90 days prior to the Maturity Date, provided that (i) no Default or Event of Default exists either on the date such notice is given or on the original Maturity Date, (ii) each of the representations and warranties made by Borrower or CORR in this Agreement or the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true in all material respects as of the date they were made, as of the date notice of extension is given and as of the original Maturity Date (except to the extent of changes resulting from transactions permitted by the Loan Documents, it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date), (iii) Borrower executes and delivers such amendments or modifications to the Mortgage as Agent may reasonably require in order to evidence such extension and to maintain the effectiveness and priority of the Mortgage, together with payment of all mortgage, recording, intangible, documentary stamp or other similar taxes and charges which Agent determines to be payable as a result of such extension and the recording of such amendments or modifications, and affidavits or other information which Agent determines to be necessary in connection therewith, and (iv) Borrower shall have paid to Agent on the original Maturity Date, for the account of the Lenders in accordance with their respective percentage of the aggregate Commitments of all Lenders, an extension fee equal to twenty-five one hundredths percent (0.25%) of the aggregate Outstanding Loans as of the original Maturity Date.

§3.2           Mandatory Prepayments.

In the event that a Cash Control Period exists, the Loans shall be subject to mandatory principal prepayment as provided in §5.2(b) hereof.

§3.3            Optional Prepayments.

Borrower shall have the right, at its election, to prepay the outstanding amount of the Loans, as a whole or in part, at any time without penalty or premium, provided that if any full or partial prepayment of the outstanding amount of any LIBOR Rate Loans is made on a date that is not the last day of the Interest Period relating thereto, such payment shall be accompanied by the amount payable pursuant to §4.8.  Borrower shall give Agent, no later than 10:00 a.m., Cleveland time, at least three (3) Business Days prior written notice of any prepayment pursuant to this §3.3, in each case specifying the proposed date of payment of Loans and the principal amount of the Loans to be prepaid.  Notice of prepayment, once given, shall be irrevocable, and such amount shall become due and payable on the specified prepayment date.

§3.4           Partial Prepayments.

Each partial prepayment of the Loans under §3.3 shall be in the minimum amount of $500,000 or an integral multiple of $100,000 in excess thereof (unless the Loan is being prepaid in full), and each partial prepayment of the Loans under §3.2 and §3.3 shall be accompanied by the payment of accrued interest on the principal prepaid to the date of payment and, after payment of such interest, shall be applied, in the absence of instruction by Borrower, first to the principal of Loans that are Base Rate Loans, and then to the Loans that are LIBOR Rate Loans; provided, however, that no such partial prepayment under §3.3 shall reduce the aggregate principal amount of the Loans to an amount that is less than $10,000,000.

§4.           CERTAIN GENERAL PROVISIONS

§4.1           Conversion Options; Number of LIBOR Contracts.

(a)           Subject to the terms of §2.3(d), Borrower may elect from time to time to convert any of the outstanding Loans to a Loan of another Type and such Loan shall thereafter bear interest as a Base Rate Loan or a LIBOR Rate Loan, as applicable; provided that (i) with respect to any such conversion of a LIBOR Rate Loan to a Base Rate Loan, Borrower shall give Agent at least three (3) Business Days’ prior written notice of such election, and such conversion shall only be made on the last day of the Interest Period with respect to such LIBOR Rate Loan; (ii) with respect to any such conversion of a Base Rate Loan to a LIBOR Rate Loan, Borrower shall give Agent at least three (3) LIBOR Business Days’ prior written notice of such election and the Interest Period requested for such Loan; the principal amount of the Loan so converted shall be in a minimum aggregate amount (for all Lenders) of $2,000,000 or an integral multiple of $100,000 in excess thereof; and (iii) no Loan may be converted into a LIBOR Rate Loan when any Event of Default has occurred and is continuing.  All or any part of the outstanding Loans of any Type may be converted as provided herein, provided that no partial conversion shall result in a Base Rate Loan in an aggregate principal amount (for all Lenders) of less than $1,000,000 or a LIBOR Rate Loan in an aggregate principal amount (for all Lenders) of less than $2,000,000 and that the aggregate principal amount (for all Lenders) of each Loan shall be an integral multiple of $100,000.  On the date on which such conversion is being made, each Lender shall take, to the extent it deems it necessary to do so, such action as is necessary to transfer its Commitment Percentage of such Loans to its Domestic Lending Office or its LIBOR Lending Office, as the

case may be.  Each Conversion Request relating to the conversion of a Base Rate Loan to a LIBOR Rate Loan shall be irrevocable by Borrower.

(b)           Any LIBOR Rate Loan may be continued as such Type upon the expiration of an Interest Period with respect thereto by compliance by Borrower with the terms of §4.1; provided that no LIBOR Rate Loan may be continued as such when any Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the Interest Period relating thereto ending during the continuance of any Event of Default.

(c)           In the event that Borrower does not notify Agent of its election hereunder with respect to any Loan, such Loan shall be automatically converted to a LIBOR Rate Loan having an Interest period of one (1) month at the end of the applicable Interest Period.

(d)           There shall be no more than six (6) LIBOR Rate Loans outstanding at any one time.

§4.2           Certain Fees.

Borrower agrees to pay to KeyBank certain fees for services rendered or to be rendered in connection with the Loans as provided in the Agreement Regarding Fees.  Unless otherwise provided therein, all such fees shall be fully earned when due and non-refundable when paid.

§4.3           Funds for Payment.

All payments of principal, interest, Agent’s fees, closing fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to Agent, for the respective accounts of Lenders and Agent, as the case may be, at Agent’s Office, no later than 1:00 p.m. (Cleveland time) on the day when due, in each case in lawful money of the United States in immediately available funds.

§4.4           Taxes.

(a)           Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower, as applicable, shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)           The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(c)           Each Lender shall severally indemnify Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of §18 relating to the maintenance of the Register (as defined in §18.2) and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable Agent to the Lender from any other source against any amount due to Agent under this paragraph (c).

(d)           If requested by Agent after any payment of Taxes by Borrower, to a Governmental Authority pursuant to this Section 4.4, Borrower shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(e)           (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Agent, at the time or times reasonably requested by the Borrower or Agent, such properly completed and executed documentation reasonably requested by Borrower or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Agent as will enable Borrower or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in § 4.4(f)A, B and D below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(f)           Without limiting the generality of the foregoing,

A.           any Lender that is a U.S. Person shall deliver to Borrower and Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

B.           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement

(and from time to time thereafter upon the reasonable request of Borrower or Agent), whichever of the following is applicable:

i.           in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

ii.           executed originals of IRS Form W-8ECI;

iii.           in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit [J]-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN,; or

iv.           to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit [J]-2 or Exhibit [J]-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit [J]-4 on behalf of each such direct and indirect partner;

C.           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or Agent to determine the withholding or deduction required to be made; and

D.           if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Agent as may be necessary for Borrower and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Agent in writing of its legal inability to do so.

(g)           If any party has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.4 (including by the payment of additional amounts pursuant to this Section 4.4), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)           Each party’s obligations under this §4.4 shall survive the resignation or replacement of Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

§4.5           Computations.

All computations of interest on the Loans and of other fees to the extent applicable shall be based on a 360-day year (or, in the case of interest on Base Rate Loans, a 365/366-day year) and paid for the actual number of days elapsed (excluding the day of repayment).  Except as otherwise provided in the definition of the term “Interest Period” with respect to LIBOR Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension.  The outstanding amount of the Loans as reflected on the records of Agent from time to time shall be considered prima facie evidence of such amount.

§4.6           Inability to Determine LIBOR Rate.

In the event that at any time Agent shall determine in the exercise of its good faith business judgment that adequate and reasonable methods do not exist for ascertaining the LIBOR Rate, Agent shall forthwith give notice of such determination (which shall be conclusive and binding on Borrower and Lenders) to Borrower and Lenders.  In such event (a) any Loan Request with respect to LIBOR Rate Loans shall be automatically withdrawn and shall be deemed a request for Base Rate Loans and (b) each LIBOR Rate Loan will automatically become a Base Rate Loan at the end of the current Interest Period, and the obligations of Lenders to make LIBOR Rate Loans shall be suspended until Agent determines that the circumstances giving rise to such suspension no longer exist, whereupon Agent shall so notify Borrower and Lenders.

§4.7           Illegality.

Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or the interpretation or application thereof shall make it unlawful, or any central bank or other Governmental Authority having jurisdiction over a Lender or its LIBOR Lending Office shall assert that it is unlawful, for any Lender to make or maintain LIBOR Rate Loans, such Lender shall forthwith give notice of such circumstances to Agent and Borrower and thereupon (a) until such conditions terminate, the obligation of such Lender to make LIBOR Rate Loans or convert Loans of another type to LIBOR Rate Loans shall forthwith be suspended, (b) until such conditions terminate, each request by Borrower to make a LIBOR Rate Loan shall be deemed, with respect to such Lender, to be a request for a Base Rate Loan and (c) the LIBOR Rate Loans then outstanding from such Lender shall be converted automatically to Base Rate Loans.

§4.8           Additional Interest.

If any LIBOR Rate Loan or any portion thereof is repaid or is converted to a Base Rate Loan for any reason on a date which is prior to the last day of the Interest Period applicable to such LIBOR Rate Loan, or if repayment of the Loans has been accelerated as provided in §12.1, Borrower will pay to Agent upon demand for the account of Lenders in accordance with their respective Commitment Percentages, in addition to any amounts of interest otherwise payable hereunder, any amounts required to compensate Lenders for any losses, costs or expenses (but not loss of profit) which may reasonably be incurred as a result of such payment or conversion, including, without limitation, an amount equal to daily interest for the unexpired portion of such Interest Period on the LIBOR Rate Loan or portion thereof so repaid or converted at a per annum rate equal to the excess, if any, of (a) the interest rate calculated on the basis of the LIBOR Rate applicable to such LIBOR Rate Loan (excluding any spread over such LIBOR Rate) minus (b) the yield obtainable by Agent upon the purchase of debt securities customarily issued by the Treasury of the United States of America which have a maturity date most closely approximating the last day of such Interest Period (it being understood that the purchase of such securities shall not be required in order for such amounts to be payable and that a Lender shall not be obligated or required to have actually obtained funds at the LIBOR Rate or to have actually reinvested such amount as described above).

§4.9           Additional Costs, Capital Adequacy, Etc.

(a)           Subject to §4.4, if any Change in Law shall:

(i)           impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate);

(ii)           subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Other Connection Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)           impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender, Agent or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender, Agent or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or Agent, or other Recipient, the Borrower will pay to such Lender, Agent, or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Agent, or other Recipient, as the case may be, for such additional costs incurred or reduction suffered. Notwithstanding the foregoing, Borrower shall have the right, in lieu of making the payment referred to in this §4.9(a), to prepay the Loans of the applicable Lender within fifteen (15) days of such demand and avoid the payment of the amounts otherwise due under this §4.9(a) or to cause the applicable Lender to assign its Loans and Commitments in accordance with §18.8, provided, however, that Borrower shall be required to pay together with such prepayment of the Loan all other costs, damages and expenses otherwise due under this Agreement as a result of such prepayment.

(b)           If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered. Notwithstanding the foregoing, Borrower shall have the right, in lieu of making the payment referred to in this §4.9(b), to prepay the Loans of the applicable Lender within fifteen (15) days of such demand and avoid the payment of the amounts otherwise due under this §4.9(b) or to cause the applicable Lender to assign its Loans and Commitments in accordance with §18.8, provided, however, that Borrower shall be required to pay together with such prepayment of the Loan all other fees, costs, damages and expenses otherwise due under this Agreement as a result of such prepayment.

(c)           Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

§4.10           Mitigation Obligations.

If any Lender requests compensation under §4.9, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to §4.4, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to §4.4 or §4.9, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

§4.11           Indemnity by Borrower.

Borrower agrees to indemnify each Lender and to hold each Lender harmless from and against any loss, cost or expense that such Lender may sustain or incur as a consequence of (a) default by Borrower in payment of the principal amount of or any interest on any LIBOR Rate Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its LIBOR Rate Loans, or (b) default by Borrower in making a borrowing or conversion after Borrower has given (or is deemed to have given) a Conversion Request.

§4.12           Interest on Overdue Amounts.

Following the occurrence and during the continuance of any Event of Default, and regardless of whether or not Lenders shall have accelerated the maturity of the Loans, at the election of the Required Lenders, all Loans shall bear interest payable on demand at a rate per annum equal to two percent (2%) above the rate that would otherwise be applicable at such time (the “Default Rate”), until such amount shall be paid in full (after as well as before judgment), or if such rate shall exceed the maximum rate permitted by law, then at the maximum rate permitted by law.

§4.13           Certificate.
A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in §4.8, §4.9, §4.11 or §4.12 and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

§4.14           Limitation on Interest.

Notwithstanding anything in this Agreement to the contrary, all agreements between Borrower and Lenders and Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by Lenders exceed the maximum amount permissible under applicable law.  If, from any circumstance whatsoever, interest would otherwise be payable to Lenders in excess of the maximum lawful amount, the interest payable to Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations, such excess shall be refunded to Borrower.  All interest paid or agreed to be paid to Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law.  This section shall control all agreements between Borrower and Lenders and Agent.

§5.           COLLATERAL SECURITY; LOCK BOX

§5.1           Collateral.

The Obligations shall be secured by (i) a perfected lien or security title and security interest to be held by Agent for the benefit of Lenders in the Mortgaged Properties and certain personal property of Borrower related to the Mortgaged Properties, pursuant to the terms of the Mortgage, (ii) a perfected security interest in favor of Agent for the benefit of Lenders in the personal property assets of Borrower pursuant to the Security Agreement, (iii) a perfected security interest to be held by Agent for the benefit of Lenders in the Ultra Lease and the Ultra Lease Guaranty pursuant to the Assignment of Lease and Guaranty, in certain contracts of Borrower pursuant to the Assignment of Contracts, and in the Purchase Agreement and the Purchase Agreement Guaranty pursuant to the Collateral Assignment of Purchase Agreement, (iv) a perfected security interest to be held by Agent for the benefit of Lenders in the Pledged Deposit Accounts and all monies, instruments and investments from time to time held therein, (v) a perfected pledge of and security interest in all issued and outstanding Equity Interests held by CORR in Pinedale GP pursuant to the Pledge and Security Agreement, and (vi) such additional collateral, if any, as the Borrower may agree to grant to Agent for the benefit of Lenders from time to time may accept as security for the Obligations.  All such liens or security titles shall be prior and superior in right to any other Person except Permitted Liens having priority by operation of law.  Borrower agrees that all hereafter acquired assets that are added to and become part of the LGS Assets shall be included in the Mortgaged Properties and/or other portions of the Collateral.  Borrower shall execute such amendments to the Security Documents and/or additional Security Documents as Agent may require in order to add such additional assets to the Collateral.

§5.2           Lock Box Account.

(a)           Establishment of Account.  Borrower shall direct Ultra LGS (and any other Lessee) to make all payments under the Ultra Lease (including, without limitation, “Base Rent” and “Level 1A Default Payments (as such terms are defined in the Ultra Lease)) by wire transfer or by automated clearing house transfer (“ACH”) directly to an account in the name of Borrower maintained by Agent (the “Lock Box Account”) under the sole dominion and control of Agent.  Borrower shall have no right of withdrawal with respect to such account.  The Lock Box Account shall be subject to a Deposit Account Control Agreement reasonably acceptable to Agent among Agent, Borrower and the applicable Deposit Account Bank.  Borrower hereby grants to Agent a security interest (prior and superior in right to any other Person except Permitted Liens having priority by operation of law) in and to all funds now or at any time hereafter held on deposit in the Lock Box Account to secure the payment and performance of the Obligations, and Agent shall have all rights and remedies available to a secured party under the Uniform Commercial Code with respect to such funds.

(b)           Disposition of Funds in Lock Box Account.  Payment of interest and principal on the Loans shall be made directly from the Lock Box Account by wire or ACH transfer initiated by Agent to Agent on the day such payments become due and payable.  So long as no Cash Control Period is in existence, funds on deposit in the Lock Box Account after such payments on the Loans, less the amount of any payments on the Loans that will come due prior to the next scheduled rental payment by Lessee under the Ultra Lease, will be transferred on a daily basis to the Operating Account.  During a Cash Control Period, Agent may sweep all funds in the Lock Box Account for the repayment of accrued interest, scheduled principal payments and, at the discretion of the Required Lenders, principal prepayments on the Loans, in all cases to the extent of such funds in the Lock Box Account during a Cash Control Period,  until such time as the Cash Control Period has terminated; provided, however, that Agent will, promptly upon request, release funds in the Lock Box Account to pay Distributions to the extent allowed pursuant to §8.7(b).

§5.3           Operating Account.

Borrower shall cause its main operating account (the “Operating Account”) to be subject to a Deposit Account Control Agreement reasonably acceptable to Agent among Agent, Borrower and the applicable Deposit Account Bank.  So long as no Event of Default exists, Borrower shall be entitled to withdraw amounts from the Operating Account.  Upon the occurrence and during the continuation of any Event of Default, Agent may direct the Deposit Account Bank where such Operating Account is held to sweep all funds on deposit in the Operating Account to an account designated by Agent on a daily basis pursuant to the terms of the applicable Deposit Account Control Agreement.  Borrower hereby grants to Agent a security interest (prior and superior in right to any other Person except Permitted Liens having priority by operation of law) in and to all funds now or at any time hereafter held on deposit in such Operating Account to secure the payment and performance of the Obligations, and Agent shall have all rights and remedies available to a secured party under the Uniform Commercial Code with respect to such funds.

§6.           REPRESENTATIONS AND WARRANTIES AND COVENANTS

Borrower represents and warrants and, to the extent set forth in certain Sections, covenants to Agent and Lenders as follows:

§6.1           Corporate Authority, Etc.

(a)           Organization; Good Standing.  Borrower is a Delaware limited partnership duly organized pursuant to its certificate of limited partnership filed with the Secretary of State of Delaware and is validly existing under the laws of the State of Delaware.  Borrower (i) has all requisite power to own its properties and conduct its business as now conducted and as presently contemplated, and (ii) is duly authorized to do business in the State of Wyoming and in each other jurisdiction where a failure to be so authorized in such other jurisdiction could reasonably be expected to have a Material Adverse Effect.  Pinedale GP is a Delaware corporation duly organized pursuant to its articles of incorporation filed with the Secretary of State of Delaware and is validly existing under the laws of the State of Delaware.

(b)           Subsidiaries.  Borrower does not have any Subsidiaries.

(c)           Authorization.  The execution, delivery and performance of this Agreement and the other Loan Documents to which Borrower is or becomes a party and the transactions contemplated hereby and thereby (i) are within the authority of Borrower, (ii) have been duly authorized by all necessary proceedings on the part of Borrower, (including any required Borrower partner approval), (iii) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which Borrower is subject or any judgment, order, writ, injunction, license or permit applicable to Borrower, except for such conflicts or breaches that, individually and the aggregate, could not reasonably be expected to have a Material Adverse Effect, (iv) do not and will not conflict with or constitute a default (whether with the passage of time or the giving of notice, or both) under any provision of the Organizational Documents of, or any mortgage, indenture, agreement, contract or other instrument binding upon, Borrower or any of its properties or to which Borrower is subject, except for such conflicts or defaults that, individually and in the aggregate, could not reasonably be expected to have a Material Adverse Effect and (v) do not and will not result in or require the imposition of any Lien or other encumbrance on any of the properties, assets or rights of Borrower except for the Liens and security title granted by the Loan Documents.

(d)           Enforceability.  The execution and delivery of this Agreement and the other Loan Documents to which Borrower is or becomes a party are valid and legally binding obligations of Borrower enforceable in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

§6.2           Approvals.

The execution, delivery and performance by Borrower of this Agreement and the other Loan Documents to which it is or becomes a party and the transactions contemplated hereby and thereby, including, without limitation, the transactions described in the Purchase Agreement, the Ultra Lease and the Security Documents, except for the BLM Consent contemplated in § 7.15, do not require the approval or consent of, or filing with, any Governmental Authority or other Person or the authorization, consent or approval of, or any license or permit issued by, or any filing or registration with, or the giving of any notice to, any court, department, board, commission or other governmental agency or authority other than those already obtained and the filing of the Security Documents in the appropriate records office with respect thereto.

§6.3           Title to Properties; Leases.

Borrower owns all of its assets (including, upon initial funding of the Loans on the Closing Date, the LGS Assets), subject to no rights of others, including any mortgages, leases, conditional sales agreements, title retention agreements, liens or other encumbrances except Permitted Liens.  Without limiting the foregoing, Borrower has good and marketable fee simple or leasehold title to all real and personal property reasonably necessary for the operation of its business in whole, free from all liens or encumbrances of any nature whatsoever, except for Permitted Liens.

§6.4           Intentionally Omitted.

§6.5           Intentionally Omitted.

§6.6           Franchises, Patents, Copyrights, Etc.

Borrower possesses all franchises, patents, copyrights, trademarks, trade names, service marks, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted without known conflict with any rights of others except where the failure to so possess could not, individually and in the aggregate, reasonably be expected to have a Material Adverse Effect.  The LGS Assets are not owned under or by reference to any registered or protected trademark, tradename, servicemark or logo.

§6.7           Litigation.

As of the Closing Date, except as described on Schedule 6.7 hereto, there are no actions, suits, proceedings or investigations of any kind pending or to the Borrower’s Knowledge, threatened, against Borrower or any of the Mortgaged Properties before any court, tribunal, administrative agency or board, mediator or arbitrator that, if adversely determined, individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.  As of the Closing Date, there are no judgments outstanding against or affecting Borrower or any of the Collateral.

§6.8           No Materially Adverse Contracts, Etc.

Borrower is not a party to any mortgage, indenture, or other material contract or agreement or other instrument that has had or is reasonably expected, in the judgment of the members, partners or officers of Borrower, to have a Material Adverse Effect.

§6.9           Compliance with Organizational Documents, Other Instruments, Laws, Etc.

Borrower is not in violation of any provision of its Organizational Documents, or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could reasonably be expected to result in the imposition of substantial penalties or materially and adversely affect the financial condition, properties or business of Borrower.

§6.10           Tax Status.

Borrower (a) has made or filed all federal and all other material tax returns, reports and declarations, if any, required by any jurisdiction to which it is subject, except to the extent Borrower has obtained a valid extension of the deadline to file such return, (b) has paid all material taxes and other material governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings, and (c) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply, if applicable or required.  There are no unpaid taxes or assessments in any material amount claimed to be due by the taxing authority of any jurisdiction or pursuant to any private agreement except for those that are being contested as permitted by this Agreement.  As of the Closing Date, except as set forth on Schedule 6.10 hereto, Borrower has not been audited, or has knowledge of any pending audit, by the Internal Revenue Service or any other taxing authority.

§6.11           No Event of Default.

No Default or Event of Default has occurred and is continuing.

§6.12           Investment Company Act; Public Utility.

Borrower is not an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.  Borrower is not a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935.  Borrower is not a utility nor otherwise subject to regulation by the Wyoming Public Utilities Commission, the Federal Regulatory Commission or any similar federal, state, tribal or local agency or governmental body.

§6.13           Separateness; Special Representations and Covenants Relating to Borrower.

(a)           Purpose.  The only business that Borrower conducts or will conduct will be (i) acquiring, owning and holding the LGS Assets, (ii) entering into the Ultra Lease; (iii) entering into the Loan Documents, (iv) pledging all of the Collateral that it owns as collateral for the

Loans, and (v) transacting any and all lawful business under the laws of the state of its organization that is incident, necessary and appropriate to accomplish the foregoing and appropriate or necessary to its status as a Subsidiary of a public company.

(b)           Financial Statements.  Borrower has and will have its own separate financial statement, provided however, that Borrower’s assets may be included in a consolidated financial statement of CORR if inclusion on such a consolidated statement is required to comply with the requirements of GAAP, provided, further, that (a) such consolidated financial statement shall contain a footnote to the effect that Borrower’s assets are owned by Borrower and that the assets are being included on the financial statement of CORR solely to comply with the requirements of GAAP and (b) such assets shall be listed on Borrower’s own separate balance sheet.

(c)           Tax Return.  Borrower is and will be treated as a disregarded entity or pass-through entity for Federal income tax purposes, with all items of income, gain, loss and expenses of Borrower being treated as though earned or incurred by CORR and Prudential.

(d)           Separateness.  Borrower has, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other Person, shall correct any known misunderstanding regarding its status as a separate entity, shall conduct and operate its business in its own name and shall not identify itself or any of its Affiliates as a division or part of the other.

(e)           Overhead.  Borrower has and will allocate fairly and reasonably any overhead expenses that are shared with any Affiliate thereof, including paying for office space and services performed by any employee of an Affiliate; provided, however, that (i) such overhead expenses allocable to Borrower shall not exceed $50,000 on annual basis, and (ii) Borrower shall not pay any management fee to Corridor.

(f)           Liabilities and Expenses.  Schedule 6.13 identifies all deposit and securities accounts in the name of Borrower, including, for each such account, the name on the account, the account number, the type of account, the name and address of the financial institution at which the account is located, and the sources and uses of funds contained in such account.  Borrower has and will pay its own liabilities and expenses out of its own funds drawn on its own bank account.

(g)           Adequate Capital.  Borrower has and will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.

(h)           Separateness of Assets.  Borrower (a) has and will (i) maintain all of its bank accounts separate from any other Person, (ii) hold all of its assets in its own name, and (iii) maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other entity; and (b) has not and will not commingle its funds or other assets with those of any other Person.

(i)           Guarantees.  Borrower has not and will not hold itself out as being responsible for the debts or obligations of any other Person, or hold out its credit as available to satisfy the obligations of any other Person.

(j)           Corporate Formalities.  Borrower has and will hold regular meetings, as appropriate, to conduct its business in the ordinary course, and Borrower has done and will do all things necessary to observe all customary organizational and operational formalities and record keeping and to preserve its existence.  Borrower has and will maintain all of its books and records separate from those of any other Person and will maintain separate telephone numbers, stationery, invoices and checks.

(k)           Bankruptcy.  Borrower will not file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest.

(l)           Separateness Covenants in Ultra Lease.  Borrower shall comply with the provisions of Section 27.1(e) of the Ultra Lease.

§6.14           Setoff, Etc.

Borrower and CORR, as applicable, are the owners of the Collateral free from any lien, security interest, encumbrance or other claim or demand, except those encumbrances permitted in the Mortgage or Permitted Liens.

§6.15           Certain Transactions.

Except as set forth in Schedule 6.15 hereto or as otherwise permitted pursuant to §8.11, none of the partners, members, officers, trustees, directors, or employees of Borrower is a party to any transaction with any of their Affiliates or their partners, members, employees, officers, trustees and directors (other than employment and severance agreements relating to services as partners, members, employees, officers, trustees and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any Affiliate, partner, member, officer, trustee, director or such employee or, to Borrower’s Knowledge, any limited liability company, corporation, partnership, trust or other entity in which any Affiliate, partner, member, officer, trustee, director, or any such employee has a substantial interest or is an officer, director, trustee, partner or member.

§6.16           Employee Benefit Plans.

Borrower and each ERISA Affiliate has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Guaranteed Pension Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Employee Benefit Plan.  Neither Borrower nor any ERISA Affiliate has (a) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Employee Benefit Plan, (b) failed to make any contribution or payment to any Guaranteed Pension Plan, or made any amendment to any Guaranteed Pension Plan, which has resulted in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code, or (c) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.  None of the assets of Borrower constitute a Plan Asset.

§6.17           Regulations T, U and X.

No portion of any Loan is to be used for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224.  Borrower is not engaged, and will not engage, principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224.

§6.18           Environmental Compliance.

Borrower has delivered to Agent true and complete copies of all written environmental site assessment reports and environmental impact statements in the possession of or made available to Borrower with respect to the Mortgaged Properties (collectively, the “Environmental Reports”) and makes the following representations and warranties:

(a)           Except as disclosed in the Environmental Reports, to Borrower’s Knowledge, Borrower is not in material violation, or alleged material violation at the Mortgaged Properties of any applicable judgment, decree, code, order, law, rule of common law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any applicable state or local statute, regulation, ordinance, order or decree relating to the environment (hereinafter “Environmental Laws”).  To Borrower's Knowledge, any violation reflected in the Environmental Reports involving any of the Mortgaged Properties would not reasonably be expected to have a Material Adverse Effect.

(b)           Except as disclosed in the Environmental Reports, to Borrower’s Knowledge, neither Borrower nor any Ultra Entity has received written notice from any third party including, without limitation, any Governmental Authority, (i) that it has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) that any hazardous waste, as defined by 42 U.S.C. §9601(5), any hazardous substances as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) or any toxic substances or hazardous materials or other chemicals or substances regulated by any Environmental Laws (“Hazardous Substances”) which it has generated, transported or disposed of have been found at any site at, on or under the Mortgaged Properties for which a federal, state or local agency or other third party has conducted or has ordered that Borrower or any Ultra Entity conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances.

(c)           (i) To Borrower’s Knowledge, except as disclosed in any Environmental Reports, (1) no portion of the Mortgaged Property has been used by Borrower or any Ultra Entity as a landfill or for dumping or for the handling, processing, storage or disposal of Hazardous Substances except in material compliance with applicable Environmental Laws, and (2) no underground tank for Hazardous Substances has been operated by Borrower or any Ultra Entity on the Mortgaged Property except in material compliance with applicable Environmental Laws; (ii) in the course of any activities conducted by Borrower or any Ultra Entity, no Hazardous Substances have been generated or are being used on any Mortgaged Property except in the ordinary course of business and in material compliance with applicable Environmental Laws; (iii) to Borrower’s Knowledge, there has been no past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping (a “Release”) of Hazardous Substances on, upon, into or from any Mortgaged Property, which Release could reasonably be expected to have a Material Adverse Effect; (iv) to Borrower’s Knowledge, there have been no Releases on, upon, from or into any real property in the vicinity of any Mortgaged Property which, through soil or groundwater contamination, may have come to be located on, and which could reasonably be expected to have a Material Adverse Effect; and (v) to Borrower’s Knowledge, any Hazardous Substances that have been generated on any Mortgaged Property by Borrower or any Ultra Entity have been transported off-site, treated and disposed of in material compliance with applicable Environmental Laws.

(d)           To Borrower's Knowledge and except as has been or will be concurrently herewith completed, neither Borrower nor any Mortgaged Property is subject to any applicable Environmental Law requiring the giving of notice to any governmental agency or the recording or delivery to other Persons of an environmental disclosure document or statement by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the recording of the Mortgages or to the effectiveness of any other transactions contemplated hereby.

(e)           This §6.18 shall set forth the sole and exclusive representations and warranties made by the Borrower with regard to Environmental Laws, Hazardous Substances, or any other environmental, health or safety matter.

§6.19           Loan Documents.

All of the representations and warranties of Borrower made in this Agreement and the other Loan Documents, as applicable, or any document or instrument delivered by Borrower to Agent or Lenders pursuant to or in connection with any of such Loan Documents are true and correct in all material respects as of the date specified therein or thereon or the date delivered, as applicable, and Borrower has not failed to disclose such information as is necessary to make such representations and warranties not misleading.  The information, reports, financial statements, exhibits and schedules (excluding projections which have been proposed in good faith) furnished by Borrower to Agent and Lenders in connection with the negotiation, preparation or delivery of this Agreement and the other Loan Documents or included herein or therein or delivered pursuant hereto or thereto, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein not misleading. All written information furnished after the date hereof by Borrower to Agent or Lenders in connection with this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby will be true, correct and accurate in every material respect and shall not omit to state any material fact necessary to make the statements herein or therein not misleading, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified; it being recognized by Agent and Lenders that any projections and forecasts provided by Borrower are subject to significant uncertainties and contingencies, many of which are beyond the control of Borrower.

§6.20           Mortgaged Properties.

Borrower makes the following representations and warranties concerning each Mortgaged Property:

(a)           No Required Mortgaged Property Consents, Permits, Etc.  Borrower has not received any written notice of, has no Knowledge of, any approvals, consents, licenses, permits, utility installations and connections (including, without limitation, drainage facilities) required by applicable laws, rules, ordinances or regulations or any agreement affecting the Mortgaged Property for the maintenance, operation, servicing and use of the Mortgaged Property for its current use including, without limitation, its use by Ultra Wyoming under the Ultra Lease (hereinafter referred to as the “Project Approvals”), which have not been granted, effected, or performed and completed (as the case may be), or any fees or charges therefor which have not been fully paid, or which are no longer in full force and effect.  No Project Approvals will terminate, or become void or voidable or terminable on any foreclosure sale of the Mortgaged Property pursuant to the Mortgage.  There are no outstanding suits, orders, decrees or judgments relating to building use and occupancy, fire, health, sanitation or other violations affecting, against, or with respect to, the Mortgaged Property or any part thereof, which, if adversely determined, either singly or in the aggregate could reasonably be expected to have a Material Adverse Effect.

(b)           No Violations.  Borrower has not received notice of, and has no Knowledge of, any violation of any applicable Requirements, Project Approvals or any other restrictions or agreements by which Borrower or the Mortgaged Property is bound which violation, either singly or in the aggregate with other such violations, could reasonably be expected to have a Material Adverse Effect.

(c)           Insurance.  Borrower has not received any written notice from any insurer or its agent requiring performance of any work with respect to the Mortgaged Property or canceling or threatening to cancel any policy of insurance, and the Mortgaged Property complies in all material respects with the requirements of all of Borrower’s insurance carriers.

(d)           Real Property and other Taxes; Special Assessments.  There are no unpaid or outstanding real estate or other taxes or assessments on or against the Mortgaged Property or any part thereof, including, without limitation, any payments in lieu of taxes, which are payable by Borrower (except only real estate or other taxes or assessments that are not yet delinquent or subject to any penalties, interest or other late charges, or are being contested as permitted under this Agreement, or which have been adequately reserved against in accordance with GAAP).  There are no unpaid or outstanding annual or other periodic fees or rents or gross receipts, rent or sales taxes payable with respect to the use and operation of the Mortgaged Property which are due and payable.  No abatement proceedings are pending with reference to any real estate taxes or private assessments assessed against the Mortgaged Property.  There are no betterment assessments or other special assessments presently pending with respect to any portion of the Mortgaged Property, and Borrower has not received any written notice of any such special assessment being contemplated.

(e)           Eminent Domain; Casualty.  As of the Closing Date, there are no pending eminent domain proceedings against the Mortgaged Property or any part thereof, and, to Borrower’s Knowledge, no such proceedings are presently threatened or contemplated by any taking authority.  Neither the Mortgaged Property nor any part thereof is, as of the Closing Date, materially damaged or injured as a result of any fire, explosion, accident, flood or other casualty.

(f)           Unresolved Real Estate Disputes.  Except as may be disclosed to Agent or on Schedule 6.20(f), there are no unresolved claims or disputes relating to access to any material portion of the Mortgaged Property that could reasonably be expected to have a material adverse effect on the intended use of such Mortgaged Property by Borrower, or otherwise have, either singly or in the aggregate, a Material Adverse Effect.

(g)           Material Real Property Agreements; No Options.  Except as set forth in Schedule 6.20(g), there are no material agreements pertaining to the management or operation of the Mortgaged Property other than as described in this Agreement and the Ultra Lease; and except for Ultra LGS pursuant to the Ultra Lease, no person or entity has any right of first refusal, right of first offer or other option to acquire the Mortgaged Property or any portion thereof or interest therein.  Each reaffirmation of the representation and warranty contained in this sub-paragraph (g) shall take into account the most recent update of Schedule 6.20(g) delivered to Agent pursuant to §7.4(i) and shall be deemed reaffirmed as of the most recent date any update to said Schedule 6.20(g) was required to have been delivered to Agent pursuant to §7.4(i), whether or not any such update is so delivered.

§6.21           Reserved.

§6.22           Brokers.

Except as disclosed on Schedule 6.22 hereto, Borrower has not engaged or otherwise dealt with any broker, finder or similar entity in connection with this Agreement or the Loans contemplated hereunder.

§6.23           Ownership.

           As of the Closing Date, the Equity Interests in (i) Borrower are owned solely by Pinedale GP and Prudential, and (ii) Pinedale GP are owned solely by CORR.  As of the Closing Date, except for the Equity Investors Agreement, there are no (a) outstanding rights to purchase, options, warrants or similar rights pursuant to which Borrower may be required to issue, sell, repurchase or redeem any of its Equity Interests or (b) voting rights agreements with respect to such Equity Interests.  The Equity Interests in Borrower are fully paid and non-assessable and are owned by Pinedale GP and Prudential, free and clear of all Liens.  The Equity Interests in Pinedale GP are fully paid and non-assessable and are owned by CORR, free and clear of all Liens other than Liens in favor of Agent.

§6.24           OFAC.
Borrower is not (nor will be) a person with whom Agent is restricted from doing business under OFAC (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transactions or otherwise be associated with such persons.  In addition, Borrower hereby agrees to provide Agent with any additional information that Agent deems necessary from time to time in order to ensure compliance with all applicable laws concerning money laundering and similar activities.

§6.25           No Fraudulent Intent.

Neither the execution and delivery of this Agreement or any of the other Loan Documents nor the performance of any actions required hereunder or thereunder is being undertaken by Borrower with or as a result of any actual intent by Borrower to hinder, delay or defraud any entity to which is now or will hereafter become indebted.

§6.26           Reserved.

§6.27           Solvency.

As of the Closing Date and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents, including all of the Loans made or to be made, with respect to the Borrower, (a) the fair value of its assets on a going concern basis is greater than the amount of its liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated, (b) the present fair saleable value of its assets is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, (c) it will be able to pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business (taking into account all available financing options), (d) it does not intend to, and do not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature and (e) it is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital.

§6.28           No Bankruptcy Filing.

Borrower is not contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of its assets or property, and to Borrower’s Knowledge, no Person is contemplating the filing of any such petition against Borrower.

§6.29           Other Debt.

Borrower is not in default (after giving effect to applicable grace periods) in the payment of any Indebtedness or the terms of any agreement, mortgage, deed of trust, security agreement, financing agreement, indenture or other lease to which it is a party which default, either singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  Borrower is not a party to or bound by any agreement, instrument or indenture that may require the subordination in right or time of payment of any of the Obligations to any other Indebtedness or obligation of Borrower.  Nothing in this §6.29 shall alter or affect the provisions of §8.1.

§7.           AFFIRMATIVE COVENANTS OF BORROWER

Borrower covenants and agrees that, so long as any Loan or other Obligation (other than contingent indemnification obligations for which no claim has been asserted) is Outstanding:

§7.1           Punctual Payment.

Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans and all interest and fees provided for in this Agreement, all in accordance with the terms of this Agreement and the Notes as well as all other sums owing pursuant to the Loan Documents.

§7.2           Maintenance of Office.

Borrower will maintain its chief executive office at 4200 W. 115th Street, Suite 210, Leawood, Kansas 66211, or at such other place in the United States of America as Borrower shall designate upon at least thirty (30) days (or such lesser number of days as is acceptable to Agent) prior written notice to Agent, where notices, presentations and demands to or upon the Loan Parties in respect of the Loan Documents may be given or made.  Borrower agrees that, in the event of any such change, it will execute and deliver such amendments and other documents as Agent may reasonably request to maintain Agent’s perfected Lien on the Collateral.

§7.3           Records and Accounts.

Borrower will keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP, as revised from time to time.  Borrower shall not, without the prior written consent of Agent, make any material change to the accounting procedures used by it in preparing the financial statements and other information described in §6.4 except as required by law or as required by GAAP.  Borrower will not change its fiscal year except in connection with CORR’s qualification for REIT Status or as otherwise approved by Agent in writing.

§7.4           Financial Statements, Certificates and Information.

Borrower will deliver to Agent:

(a)           not later than one hundred (100) days after the end of each fiscal year of Borrower the audited financial statements of Borrower required under Section 8.3(a)(i) of the Partnership Agreement;

(b)           not later than sixty (60) days after the end of each fiscal quarter of Borrower (excluding the fourth fiscal quarter in each year), copies of the balance sheet of Borrower as of the end of such quarter, and the related statements of income, changes in capital and cash flows for the portion of Borrower’s fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP (other than the inclusion of footnotes); together with a certification by the Principal Accounting Officer of Borrower that the information contained in such financial statements fairly presents, in all material respects, the financial position of Borrower on the date thereof (subject to year-end adjustments);

(c)           simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) of this §7.4, a statement (a “Compliance Certificate”) certified by the Principal Accounting Officer of Borrower in the form of Exhibit B hereto (or in such other form as Agent may approve from time to time) setting forth in reasonable detail computations evidencing compliance with the covenants contained in §9 and the other covenants described therein;

(d)           concurrently with the delivery of the financial statements described in subsections (a) and (b) of this §7.4, a certificate signed by the Principal Accounting Officer of Borrower to the effect that, having read this Agreement, and based upon an examination which such officer deems sufficient to enable such officer to make an informed statement, such officer is not aware of any Default or Event of Default, or if such Default or Event of Default has occurred, specifying the facts with respect thereto;

(e)           if requested by Agent, copies of all annual federal income tax returns and amendments thereto of Borrower;

(f)           not later than March 1 of each year during the term of the Loan, the budget for Borrower for such calendar year.  Such budget shall be in form reasonably satisfactory to Agent, shall have been approved by the limited partners of Borrower if and to the extent required by the Partnership Agreement, and shall be submitted to Agent together with a narrative description of the assumptions upon which the budget is based and such other information as Agent may request;

(g)           simultaneously with the delivery of the Compliance Certificate referred to in subsection (c) of this §7.4, an updated Schedule 6.20(g) reflecting the addition or the expiration or termination of any material agreements described in §6.20(g) or a certification from Borrower that there have been no changes in that Schedule; and

(h)           from time to time such other financial data and information pertaining to Borrower, the LGS Assets and the Mortgaged Properties, as Agent or any Lender may reasonably request from time to time; provided, however, that the foregoing requirement shall not be construed as requiring Borrower to deliver information from the Lessee that is not required to be delivered by Lessee pursuant to the Ultra Lease.

§7.5           Notices.

(a)           Defaults.  Borrower will promptly notify Agent in writing of the occurrence of any (i) Default, (ii) Event of Default, (iii) “Lessee Event of Default” under the Ultra Lease, (iv) a “Lessor Event of Default” under the Ultra Lease, or (v) Lessee Debt Default.  If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Agreement or under any note, obligation or other evidence of Indebtedness in an outstanding principal amount of at least $1,000,000, to which or with respect to which Borrower is a party or obligor, whether as principal or surety, and such event of default would permit the holder of such note or obligation or other evidence of Indebtedness to accelerate the maturity thereof or the existence of which claimed default might become an Event of Default under §12.1(f), Borrower shall forthwith give written notice thereof to Agent, describing the notice or action and the nature of the claimed default.  Borrower shall also promptly notify Agent in writing of any exercise of remedies by the holder of such note, obligation or other evidence of Indebtedness (or any agent or representative thereof) with respect to such event of default.

(b)           Environmental Events.  Borrower will promptly give notice to Agent (i) upon Borrower obtaining knowledge of any potential or known Release, or threat of Release, of any Hazardous Substances at or from any Mortgaged Property or other LGS Assets that, either singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect; (ii) of any violation of any Environmental Law that Borrower reports in writing or is reportable by Borrower in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency that, either singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect and (iii) upon becoming aware thereof, of any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, of any federal, state or local environmental agency or board, that in either case could reasonably be expected to have a Material Adverse Effect.

(c)           Notification of Claims Against Collateral.  Borrower will, promptly upon obtaining Knowledge thereof, notify Agent in writing of any claims pertaining to the Collateral which, either singly or in the aggregate, could reasonably be expected to exceed $1,000,000, as well as any setoff, withholdings or other defenses to which any of the Collateral, or the rights of Agent or Lenders with respect to the Collateral, are subject, in each case, other than related to Permitted Liens (except for the Hartman Judgment and the Nerd Enterprise Mortgage).

(d)           Notice of Litigation and Judgments.  Borrower will give notice to Agent in writing within fifteen (15) days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting Borrower or to which Borrower is or is to become a party involving an uninsured claim against Borrower that could reasonably be expected to have a Material Adverse Effect and stating the nature and status of such litigation or proceedings.  Borrower will give notice to Agent, in writing, in form and detail satisfactory to Agent and each of Lenders, within ten (10) days of any judgment not covered by insurance, whether final or otherwise, against Borrower in an amount, whether singly or in the aggregate, in excess of $1,000,000.

(e)           Notice of Material Adverse Effect.  Borrower will give notice to Agent in writing within fifteen (15) days of becoming aware of the occurrence of any event or circumstance which could reasonably be expected to have a Material Adverse Effect.

§7.6           Existence; Maintenance of Properties.

Except as permitted under §8.4, Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence and good standing in its jurisdiction of organization.  Except as permitted under §8.4, Borrower will do or cause to be done all things necessary to preserve and keep in full force all of its rights and franchises, except where the failure to preserve such rights and franchises would not reasonably be expected to have a Material Adverse Effect.

§7.7           Insurance.

(a)           Maintenance of Insurance.  Borrower will maintain (or CORR will obtain and include Borrower in its coverages) with financially sound and reputable insurers that are licensed to do business in the State where the policy is issued and, with respect to any property and casualty insurance, also in the States where the Mortgaged Property is located, insurance with respect to its properties and business against such casualties and contingencies, as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas, and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent in accordance with sound business practices and the determination of management of the Borrower; provided, however, that so long as the Ultra Lease is in effect such requirement may be satisfied with respect to the LGS Assets by Ultra LGS pursuant to the Ultra Lease, and which may include self-insurance as provided in the Ultra Lease.  On or before the Closing Date, Borrower shall furnish to Agent a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by Borrower (or Ultra LGS, but exclusive of self-insurance) in compliance with the requirements hereof.  Borrower (or CORR) shall be responsible for all premiums on insurance policies, subject to the requirements of the Ultra Lease.

(b)           Endorsements.  In the event the LGS Assets are not subject to insurance coverage (or the obligation to self-insure) under the Ultra Lease, all policies of insurance required by this Agreement shall contain clauses or endorsements to the effect that (i) Agent is a loss payee with respect to each policy of property or casualty insurance and an additional insured with respect to each policy of liability insurance, (ii) no act or omission of Borrower, anyone acting for Borrower (including, without limitation, any representations made in the procurement of such insurance), which might otherwise result in a forfeiture of such insurance or any part thereof, no occupancy or use of the LGS Assets for purposes more hazardous than permitted by the terms of the policy, and no foreclosure or any other change in title to the Mortgaged Property or any part thereof, shall affect the validity or enforceability of such insurance insofar as Agent is concerned, (iii) the insurer waives any right of setoff, counterclaim, subrogation, or any deduction in respect of any liability of any of the Borrower and Agent, (iv) such insurance is primary and without right of contribution from any other insurance which may be available, (v) such policies shall not be modified, canceled or terminated prior to the scheduled expiration date thereof without the insurer thereunder giving at least thirty (30) days prior written notice to Agent by certified or registered mail, and (vi) that Agent or Lenders shall not be liable for any premiums thereon or subject to any assessments thereunder, and shall in all events be in amounts sufficient to avoid any coinsurance liability.  Upon request by Borrower, Agent and Borrower may approve variations in the foregoing requirements from time to time.  Upon Agent’s request, Borrower shall deliver duplicate originals or certified copies of all such policies to Agent, and shall promptly furnish to Agent all renewal notices and evidence that all premiums or portions thereof then due and payable have been paid.  At least fifteen (15) days prior to the expiration date of the policies, Borrower shall deliver to Agent evidence of continued coverage, including a certificate of insurance, as may be satisfactory to Agent.

(c)           No Separate Insurance.  Borrower shall not carry separate insurance, concurrent in kind or form or contributing in the event of loss, with any insurance required under this Agreement unless such insurance complies with the terms and provisions of this §7.7.

§7.8           Taxes.

Borrower will duly pay and discharge, or cause to be paid and discharged, before the same shall become delinquent, all taxes, assessments and other governmental charges imposed upon it and the Mortgaged Properties, including, without limitation, any payments in lieu of taxes, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials or supplies that if unpaid might by law become a lien or charge upon any of its property or the property of Borrower; provided that any such tax, assessment, charge, levy or claim need not be paid if (a) the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and Borrower shall have set aside on its books adequate reserves in accordance with GAAP with respect thereto, and (b) no Mortgaged Property nor any portion thereof or interest therein would be in any danger of sale, forfeiture or loss by reason of such proceeding and provided further that Borrower will pay, or cause to be paid, all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor.

§7.9           Inspection of Mortgaged Properties and Books.

Borrower shall permit, Lenders, through Agent or any representative designated by Agent (including, without limitation, any third party contractor or inspector retained by Agent that is not a Disqualified Person), at Borrower’s expense and upon reasonable prior notice to visit and examine the books of account of Borrower (and to make copies thereof and extracts therefrom) and to discuss the affairs, finances and accounts of Borrower with, and to be advised as to the same by, its officers, all at such reasonable times and intervals as Agent or any Lender may reasonably request.  Borrower shall enforce the terms of Section 26.7(a) of the Ultra Lease in order to provide Agent and Lenders the inspection rights with respect to the LGS Assets provided therein.

§7.10           Compliance with Laws, Contracts, Licenses, and Permits.

Borrower will comply, or to the extent an obligation of Ultra LGS under the Ultra Lease, use good faith efforts to cause Ultra LGS to comply in all respects with (i) all applicable laws, ordinances, regulations and requirements now or hereafter in effect wherever its business is conducted, including all Environmental Laws, (ii) the provisions of its Organizational Documents and the Equity Investors Agreement, (iii) the Ultra Lease and all mortgages, indentures, contracts, agreements and instruments to which it is a party or by which it or any of its properties may be bound, (iv) all applicable decrees, orders, and judgments, and (v) all licenses and permits required by applicable laws and regulations for the conduct of its business or the ownership, use or operation of its properties, except in each case where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.  If at any time while any Loan or Note is outstanding, any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that Borrower may fulfill any of its obligations hereunder or under the other Loan Documents, Borrower will promptly take or cause to be taken all steps necessary to obtain such authorization, consent, approval, permit or license and furnish Agent and Lenders with evidence thereof.  For avoidance of doubt, the granting by Borrower of any approvals, waivers or consents under the Ultra Lease shall not violate the terms of this §7.10 so long as the requirements of §8.13 are not breached.

§7.11           Hedging Requirement.

Borrower shall maintain in effect at all times from and after the date which is ninety (90) days after the Closing Date one or more Hedge Agreements with respect to not less than sixty percent (60%) of the Outstanding principal amount of the Loans.  The terms of such Hedge Agreements shall be satisfactory to Agent.

§7.12           Further Assurances.

Borrower will cooperate with Agent and Lenders and execute such further instruments and documents as Agent (or any Lender requesting through Agent) shall reasonably request to carry out to its satisfaction the transactions described in this Agreement and the other Loan Documents.

§7.13           Plan Assets.

Borrower will do, or cause to be done, all things necessary to ensure that none of the Collateral will be deemed to be Plan Assets at any time.

§7.14           Registered Servicemark.

Without the prior written consent of Agent, no Mortgaged Property or other LGS Assets shall be owned by Borrower or Ultra LGS under any registered or protected trademark, tradename, servicemark or logo.  Without limiting the foregoing, Agent may condition its consent to the use of any of the foregoing upon the granting to Agent for the benefit of Lenders of a perfected first priority security interest therein.

§7.15           BLM Approval; Title Policy.

(a)           BLM Approval of Transfer.  Within two (2) Business Days after the Closing Date, Borrower shall cause Ultra Wyoming and/or Ultra LGS to submit, to the BLM all information, materials and documentation under 43 C.F.R. §2800 et. seq. and 43 C.F.R. §2880 et. seq. or as otherwise requested by the BLM for the processing and approval by the BLM of the assignments of the federal rights-of-way included in the LGS Assets from Ultra Wyoming to Borrower.  Thereafter, Borrower shall cause Ultra Wyoming and/or Ultra LGS to take, any and all action necessary or appropriate to obtain such approvals by the BLM as expeditiously as possible.

(b)           BLM FLPMA ROW.  As soon as practicable after the Closing Date, but in no event later than ten (10) Business Days after the Closing Date, Borrower shall cause Ultra Wyoming and/or Ultra LGS, to request that the federal right-of-way included in the LGS Assets and issued under the Federal Land Policy Management Act be converted to a right-of-way under the Mineral Leasing Act of 1920 (or issue a new right-of-way under the Mineral Leasing Act of 1902 covering the same lands for the same purposes).  If such conversion (or new issuance) is not completed by September 1, 2013, then Borrower shall cause Ultra Wyoming and/or Ultra LGS to, on or before such date, either (i) obtain the written approval of the BLM to Ultra LGS’s use of such right-of-way pursuant to the LGS Lease, or (ii) obtain an amendment to such right-of-way to allow such use and the sublease thereof.  Such September 1, 2013 date may be extended by Agent if Borrower has demonstrated to Agent’s reasonable satisfaction that the conversion (or new issuance ) is eminent.

(c)           BLM Generally.  Without limiting the foregoing, Borrower agrees to cause Ultra Wyoming and/or Ultra LGS to take, all action that the BLM deems necessary or appropriate (including making any such filings, providing such information, materials and documentation and obtaining such approvals, consents and other action as is necessary or appropriate under the Requirements of applicable Governmental Authorities, including, without limitation, the BLM and the regulations contained in 43 C.F.R. §2800 et. seq. and 43 C.F.R. §2880 et. seq.  ) in connection with the transfer of the federal rights-of-way to Borrower, the lease of the federal rights-of-way included in the LGS Assets by Ultra LGS pursuant to the LGS Lease, and the use of such rights-of-way by Ultra LGS pursuant thereto.

(d)           As expeditiously as possible after the Closing Date, Borrower shall cause the Title Company to issue the Title Policy..

§8.           CERTAIN NEGATIVE COVENANTS OF BORROWER

Borrower covenants and agrees that, so long as any Loan, Note, or other Obligation (other than contingent indemnification obligations for which no claim has been asserted) is outstanding:

§8.1           Restrictions on Indebtedness.

Borrower will not create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

(i)           the Obligations;

(ii)           to the extent constituting Indebtedness, liabilities in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of §7.8;

(iii)           Indebtedness in respect of judgments or awards that would not constitute an Event of Default;

(iv)           obligations under any Hedge Agreement incurred in the ordinary course of business for bona fide hedging purposes;

(v)           Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, or pursuant to netting services or otherwise in connection with deposit accounts; or

(vi)           Indebtedness in connection with surety (or similar) bonds, letters of credit and performance bonds obtained in the ordinary course of business in connection with workers’ compensation obligations of Borrower and in connection with other surety and performance bonds in the ordinary course of business.

§8.2           Restrictions on Liens, Etc.

Borrower will not (a) create or incur or suffer to be created or incurred or to exist any lien, encumbrance, mortgage, pledge, negative pledge, charge, restriction or other security interest of any kind upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of its property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; or (d) sell, assign, pledge or otherwise encumber any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse (collectively the “Liens”); provided that Borrower may create or incur or suffer to be created or incurred or to exist any of the following (the “Permitted Liens”):

(i)           Liens for taxes, assessments and other governmental charges or claims for labor, material or supplies in respect of obligations not overdue or being contested in good faith;

(ii)           Liens in favor of Agent and Lenders under the Loan Documents;

(iii)           Liens arising in the ordinary course of business (including (A) Liens of carriers, warehousemen, mechanics, landlords and materialmen and other similar Liens imposed by law and (B) Liens incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being diligently contested in good faith by appropriate proceedings and not involving any deposits or advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves in accordance with GAAP and the execution or other enforcement of which is effectively stayed;

(iv)           attachments, appeal bonds, judgments and other similar Liens, with respect to judgments that do not otherwise result in or cause an Event of Default;

(v)           easements, rights of way, zoning ordinances, entitlements, minor defects or irregularities in title or survey, building codes and other land use laws and environmental restrictions, regulations and ordinances, and other similar Liens regulating the use or occupancy of real property or the activities conducted thereon which are imposed by a Governmental Authority having jurisdiction over such real property which are not violated in any material respect by the current use or occupancy of such real property and do not interfere in any material respect with the ordinary use or operation of the business of Borrower or the LGS Assets;

(vi)           the Ultra Lease;

(vii)           Liens arising under Article 2 or Article 4 of the Uniform Commercial Code and customary banker’s liens and rights of set-off, revocation, refund or chargeback in favor of banks or other financial institutions where Borrower maintains deposits in the ordinary course of business;

(viii)           Liens deemed to exist in connection with repurchase agreements and other similar investments to the extent such Investments are permitted under this Agreement;

(ix)           the easements, rights of way and similar Liens set forth on Schedule B II to the Title Policy; provided they (a) are not violated in any material respect by the use or occupancy of such real property as currently used and operated or as is contemplated to be used and operated in the future, and (b) do not interfere in any material respect with the ordinary use or operation of the business of Borrower or the use, operation and value LGS Assets; and

(x)           the Hartman Judgment and the Nerd Enterprise Mortgage.

§8.3           Restrictions on Investments.

Borrower will not make or permit to exist or to remain outstanding any Investment except Investments in:

(a)           the LGS Assets that exist as of the Closing Date, with such additions thereto as are financed pursuant to §2.7 or by Borrower;

(b)           Investments in connection with Hedge Agreements permitted under this Agreement; and

(c)           Cash held in deposit accounts at KeyBank.

§8.4           Merger, Consolidation.

Borrower will not become a party to any dissolution, liquidation, merger, reorganization, consolidation or other business combination, or agree to or effect any asset acquisition or stock acquisition or other acquisition which may have a similar effect as any of the foregoing without the prior written consent of the Required Lenders.

§8.5           Sale and Leaseback.

Borrower will not enter into any arrangement, directly or indirectly, whereby Borrower shall sell or transfer any of its assets (including, without limitation, the LGS Assets) in order that then or thereafter Borrower shall lease back such assets.

§8.6           Compliance with Environmental Laws.

Borrower will not and will use good faith efforts to not permit Ultra LGS to do any of the following:  (a) use any Mortgaged Property as a facility for the handling, processing, storage or disposal of Hazardous Substances, except in material compliance with all applicable Environmental Laws, (b) cause or permit to be located on any Mortgaged Property any underground tank or other underground storage receptacle for Hazardous Substances except in material compliance with Environmental Laws, (c) generate any Hazardous Substances on any Mortgaged Property except as generated in the ordinary course of business and in material compliance with Environmental Laws, (d) cause a Release of Hazardous Substances on, upon or into the Mortgaged Property which give rise to liability under CERCLA or any other Environmental Law, or (e)  transport or arrange for the transport of any Hazardous Substances (except as required in the ordinary course of business and in material compliance with all Environmental Laws).

If Borrower causes or permits any Release of Hazardous Substances in violation of Environmental Laws to occur, Borrower shall cause the prompt containment and removal of such Hazardous Substances and remediation of the Mortgaged Property in material compliance with all applicable Environmental Laws.

At any time after and during the continuation of an Event of Default, at any time that Agent or the Required Lenders shall have reasonable grounds to believe that a Release of Hazardous Substances may have occurred relating to any Mortgaged Property, Agent may at its election (and will at the request of the Required Lenders) obtain such assessments, including, without limitation, environmental assessments of such Mortgaged Property prepared by an Environmental Engineer as may be reasonably necessary for the purpose of evaluating or confirming whether any Hazardous Substances have been Released by Borrower on such Mortgaged Property, which Release will result in a Material Adverse Effect.  Such assessments may include detailed visual inspections of such Mortgaged Property including, without limitation, any and all storage areas, storage tanks, drains, dry wells and leaching areas, and the taking of soil or other samples, as well as such other investigations or analyses as are reasonably necessary for a determination of whether such Release results in a Material Adverse Effect.  All reasonable costs related to such environmental assessments shall be at the sole cost and expense of Borrower.

At any time after and during the continuation of an Event of Default, Agent may, but shall never be obligated to, remove or cause the removal of any Hazardous Substances which are in violation of any Environmental Law from a Mortgaged Property (or if removal is prohibited by any Environmental Law or any other applicable law, physical restriction or other reason, take or cause the taking of such other action as is required to cause any Mortgaged Property to be in material compliance with any Environmental Law) if Borrower fails to materially comply with its obligations hereunder with respect thereto; and Agent and its designees are hereby granted access to the Mortgaged Property at any reasonable time or times, upon reasonable notice, to remove or cause such removal or to take or cause the taking of any such other action.  All costs, including, without limitation, the reasonable costs incurred by Agent in taking the foregoing action, damages, liabilities, losses, claims, expenses (including attorneys’ fees and disbursements) which are incurred by Agent, as the result of Borrower’s failure to comply with the provisions of this §8.6, shall be paid by Borrower to Agent upon demand by Agent and shall be additional obligations secured by the Security Documents, except for costs resulting from or related to Agent's gross negligence or willful misconduct.

Notwithstanding the foregoing, so long as the Ultra Lease is in effect, the foregoing provisions of this §8.6 shall not be applicable and Borrower shall comply with, and use its good faith efforts to cause the Lessee to comply with, the terms of Article XXII of the Ultra Lease

§8.7           Distributions.

No Distributions shall be made by Borrower, except as permitted in this §8.7.  Distributions are permitted as follows: (a) so long as no Event of Default shall have occurred and be continuing, Borrower may make Distributions to Pinedale GP and Prudential, and (b) once CORR has qualified as a real estate investment trust under the Code (“REIT Status”), if the Loans have not been declared due and payable in full following an Event of Default as provided in §12.1, Borrower may make Distributions to (i) Pinedale GP for further distribution to CORR to the extent required in order for CORR to maintain REIT Status, and (ii) Prudential to the extent of its proportionate partnership interest in Borrower as compared to the Distribution made to Pindale GP.

§8.8           Asset Sales.

Borrower shall not, in any single transaction or series of related transactions, directly or indirectly, hypothecate, sell, assign, transfer, mortgage, pledge, encumber or otherwise dispose of any Mortgaged Property or any other Collateral, or permit the same to be sold, assigned, transferred, conveyed, contracted for or encumbered, or otherwise disposed of, or otherwise incur, create, assume or permit to exist any mortgage, pledge, security interest, encumbrance, Lien or charge of any kind upon such assets (other than to Agent or in respect of Permitted Liens), nor shall Borrower, whether in a single transaction or a series of related transactions, convey, lease with option to purchase, enter into a contract for sale, or grant an option to purchase all or any portion of such assets, except as follows:

(a)           leasing of the LGS Assets pursuant to the Ultra Lease;

(b)           transfers, conveyances or other dispositions of any Mortgaged Property resulting from any condemnation;

(c)           transfers, conveyances or other dispositions of any property resulting from the granting of Permitted Liens;

(d)           sales and dispositions of assets that are obsolete, worn out or no longer used or useful in Borrower’s business;

(e)           dispositions or liquidations of cash and other Investments in the ordinary course of business; or

(f)           dispositions of “Parts” (as defined in the Ultra Lease) as provided in Section 10.2 of the Ultra Lease; or

(g)           Distributions permitted under §8.7.

§8.9           Negative Pledges, Restrictive Agreements, etc.

Borrower will not enter into any agreement (excluding this Agreement, any other Loan Document, the Ultra Lease, the SNDA and the Equity Investors Agreement) prohibiting or restricting:

(a)           the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired, except for Liens expressly permitted pursuant to §8.2;

(b)           the ability of Borrower to amend or otherwise modify this Agreement or any other Loan Document; or

(c)           the ability of Borrower to amend or otherwise modify the Ultra Lease.

§8.10           Organizational Documents.

Borrower shall not modify, amend, cancel, release, surrender, terminate or permit the modification, amendment, cancellation, release, surrender or termination of, any of its Organizational Documents or the Equity Investors Agreement if such action could reasonably be expected to have a Material Adverse Effect.

§8.11           Affiliate Transactions.

Except for the Loan Documents and the other agreements listed on Schedule 6.15, Borrower will not enter into, or cause, suffer or permit to exist any arrangement or contract with, any of its Affiliates unless such arrangement or contract:

(a)           is not otherwise prohibited by this Agreement or the other Loan Documents;

(b)           (i) is in the ordinary course of business of Borrower and (ii) which is on terms which are not materially less favorable to Borrower than are obtainable from any Person which is not one of its Affiliates.

The foregoing provisions of this §8.11 shall not prohibit Borrower from entering into a management agreement with Corridor so long as CORR is obligated to pay any fees or other compensation to Corridor thereunder.

§8.12           Management Fees, Expenses, etc.

Borrower will not pay management, advisory, consulting, director or other similar fees to  Agent, Lenders or any of their Affiliates as in effect on the date hereof, other than fees payable to Pinedale GP under the Partnership Agreement in a maximum amount of $50,000 per year.

§8.13           Ultra Lease.

Borrower will not, without the prior written consent of the Required Lenders, (a) enter into any Material Lease Amendment; (b) enter into any new lease of all or any part of the LGS Assets, or enter into an amendment or restatement of the Ultra Lease that would in any respect constitute or result in a Material Lease Amendment; (c) terminate or accept the surrender of the Lease or accept any “Lessee Termination and Purchase Offer Rights” (as defined in the SNDA) unless the purchase price therefor is sufficient to repay the Loans in full and is so used; (d) modify in any material respect the terms of the Ultra Lease Guaranty or other security for the performance of the Ultra Lease, or terminate the Ultra Lease Guaranty or other security for the Ultra Lease except as provided in Section 17.4 of the Ultra Lease; or (e) in the event of any proceeding under any Debtor Relief Law instituted by or against Ultra LGS, Ultra Resources or UPL, settle or compromise any claims that Borrower may have against Ultra LGS, Ultra Resources or UPL.  In addition, Borrower will not, without the prior written consent of the Supermajority Lenders, (i) approve any “Permitted Lessee Transferree” (as defined in the Ultra Lease) to the extent Borrower, as Lessor, has approval rights with respect thereto as provided in clause (g) of such definition, (ii) give any approval or consent specified with respect to a “Permitted Lease Assignment” (as defined in the Ultra Lease) proposed under Section 17.1(a)(ii), or (iii) decide whether or not to require a “Lessee Guaranty” (as defined in the Ultra Lease) under subsection (ii) of the proviso at the end of Section 17.4 of the Ultra Lease.  Borrower will send to Agent (i) copies of any written notices that Borrower sends under the Ultra Lease at the same time any such notice is sent, and will promptly provide to Agent copies of any written notices that Borrower receives under the Ultra Lease, and (ii) copies of all reports, financial statements, notices and other information provided to Borrower pursuant to Section 26.7(b) of the Ultra Lease promptly upon its receipt by Borrower.

§8.14           Purchase Agreement.

Borrower will not consent to any amendment, supplement, waiver or other modification of any of the terms of provisions of the Purchase Agreement or the Purchase Agreement Guaranty which could reasonably be expected to have a Material Adverse Effect.

§9.           FINANCIAL COVENANTS OF BORROWER

Borrower covenants and agrees that, so long as any Loan, Note or other Obligation is outstanding:

§9.1           Corporate Financial Covenants.

(a)           Interest Coverage Ratio.  Borrower will not, as of the end of any fiscal quarter of Borrower, permit the Interest Coverage Ratio for the fiscal quarter then ended and the immediately preceding three (3) fiscal quarters (treated as a single accounting period) (the “Test Period”), to be less than 5.5:1.0.

(b)           Total Leverage Ratio.  Borrower will not, as of the end of any fiscal quarter of Borrower, permit the Total Leverage Ratio for the Test Period to exceed the following:

Test Period Ending	Total Leverage Ratio
5/31/13, 8/31/13, 11/30/13, 2/28/14, 5/31/14	3.75:1.0
8/31/14, 11/30/14, 2/28/15, 5/31/15	3.50:1.0
8/31/15 and thereafter	3.25:1.0

(c)           Net Worth.  Borrower will not, as of the last day of any fiscal quarter, permit its Net Worth to be less than $115,000,000.

The parties acknowledge that Borrower will not commence operations until the Closing Date.  Accordingly, for purposes of determining compliance with the covenants set forth above in  §9.1(a) and (b), for the Test Periods ending May 31, 2013, August 31, 2013, and November 30, 2013, Incurred Interest and EBITDA of Borrower shall be determined by annualizing the amounts thereof for one, two or three fiscal quarters, as applicable; provided, however, that if Borrower’s fiscal year end changes to December 31 in connection with CORR’s qualification for REIT Status, each of the measurement dates specified above in this sentence and in §9.1(b) shall be moved forward to the end of the next succeeding month.  The determination of Borrower’s compliance with the foregoing covenants and the components thereof by Agent shall be conclusive and binding absent manifest error.

§10.           CLOSING CONDITIONS

The obligations of Agent and Lenders to make the Loans shall be subject to the satisfaction of the following conditions precedent on or prior to the Closing Date:

§10.1           Loan Documents.

Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to the Required Lenders.  Agent shall have received a fully executed copy of each such document, except that each Lender shall have received a fully executed counterpart of its Note or Notes.

§10.2           Certified Copies of Organizational Documents.

Agent shall have received from Borrower a copy, certified as of a recent date by the appropriate officer of each State in which each of Borrower, CORR and Pinedale GP is organized or in which the Mortgaged Properties are located and a duly authorized member, manager, partner or officer of Borrower, CORR or Pinedale GP, as applicable, to be true and complete, of the Organizational Documents of Borrower, CORR and Pinedale GP, as applicable, or its qualification to do business, as applicable, as in effect on such date of certification.

§10.3           Resolutions.

All action on the part of Borrower, CORR and Pinedale GP necessary for the valid execution, delivery and performance by Borrower, CORR and Pinedale GP of this Agreement and the other Loan Documents (as applicable) to which such Person is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to Agent shall have been provided to Agent.  Agent shall have received from Borrower, CORR and Pinedale GP, true copies of their respective resolutions adopted by their respective board of directors or other governing body authorizing the transactions described herein, each certified by its secretary, assistant secretary or other appropriate representative as of a recent date to be true and complete.

§10.4           Incumbency Certificate; Authorized Signers.

Agent shall have received from Borrower, CORR and Pinedale GP, an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of Borrower, CORR or Pinedale GP (as applicable) and giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of Borrower, CORR and Pinedale GP, each of the Loan Documents to which such Person is or is to become a party.  Agent shall have also received from Borrower a certificate, dated as of the Closing Date, signed by a duly authorized member of Borrower and giving the name and specimen signature of each individual who shall be authorized to make Loan Requests and Conversion Requests, and to give notices and to take other action on behalf of Borrower under the Loan Documents.

§10.5           Opinion of Counsel.

Agent shall have received a favorable opinion addressed to Lenders and Agent and dated as of the Closing Date, in form and substance reasonably satisfactory to Agent, from counsel of Borrower, CORR and Pinedale GP, and counsel in such other states as may be requested by Agent, as to such matters as Agent shall reasonably request.

§10.6           Payment of Fees.

Borrower shall have paid to Agent the fees payable pursuant to §4.2.

§10.7           Insurance.

Agent shall have received evidence reasonably satisfactory to it that the insurance coverages required by this Agreement or the other Loan Documents are in effect.

§10.8           Performance; No Default.

Borrower and CORR shall have performed and complied with all terms and conditions herein required to be performed or complied with by them on or prior to the Closing Date, and on the Closing Date there shall exist no Default or Event of Default.

§10.9           Representations and Warranties.

The representations and warranties made by Borrower and CORR in the Loan Documents or otherwise made by or on behalf of Borrower and CORR in connection therewith on the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the Closing Date, and Agent shall have received written confirmation thereof from Borrower.

§10.10                      Proceedings and Documents.

No proceeding challenging or seeking to enjoin any of the transactions contemplated by the Loan Documents, or which could reasonably be expected to have a Material Adverse Effect shall be pending or shall have been threatened.

§10.11               Mortgaged Property Documents.

The Mortgaged Property Documents for each Mortgaged Property shall have been delivered to Agent at Borrower’s expense, granting Agent a first-priority Lien on the Mortgaged Property, subject only to Permitted Liens.  Borrower will have paid to Agent any mortgage, recording, intangible, documentary stamp or other similar taxes and charges which Agent reasonably determines to be payable as a result of the Loans made on the Closing Date or the recording of the Mortgaged Property Documents to any state or any county or municipality thereof in which any of the Mortgaged Properties are located.

§10.12               Updated Title Opinions; Title Policy.

Agent shall have received (i) current title opinions with respect to the Mortgaged Properties other than the Fee Easement Property in form and substance reasonably satisfactory to Agent, and (ii) a commitment in form and substance reasonably acceptable to Agent for the Title Policy with respect to the Fee Easement Property.

§10.13               Intentionally Omitted.

§10.14                                                                  Approval of Documents; Acquisition of LGS Assets; Ultra Lease.

Agent and Lenders shall have reviewed and approved the Purchase Agreement, the Purchase Agreement Guaranty, the Ultra Lease and the Ultra Lease Guaranty.  Contemporaneously with the initial funding of the Loans: (i) Borrower shall have acquired the LGS Assets from Ultra Wyoming pursuant to and in accordance with the Purchase Agreement, (ii) Borrower and Ultra LGS shall have entered into the Ultra Lease; (iii) UPL and Ultra Resources shall have executed and delivered the Ultra Lease Guaranty; and (iv) UPL shall have executed and delivered the Purchase Agreement Guaranty.

§10.15               Other Documents.

Agent shall have received executed copies of all other material agreements as Agent may have reasonably requested, including, without limitation, the SNDA.

§10.16               No Condemnation/Taking.

Agent shall have reasonably received satisfactory evidence that no condemnation proceedings are pending or, to Borrower’s Knowledge, threatened against any Mortgaged Property, or, if any such proceedings are pending or threatened, identifying the same and the Mortgaged Property affected thereby and Agent shall have determined that none of such proceedings is or will be material to the Mortgaged Property affected thereby.

§10.17                      Equity Contribution.

Equity contributions of not less than $135,000,000 of cash and 1,050,420 common units of NGL Energy Partners, LP shall have been made to Borrower.

§10.18               No Litigation.

Agent shall have received reasonably satisfactory evidence that there are no actions, suits, investigations or proceedings pending or threatened, in any court or before any arbitrator or other Governmental Authority that purports to adversely affect Borrower, or any transaction contemplated hereby, that could reasonably be expected to have a Material Adverse Effect.

§10.19               BLM Approvals Processing.

Borrower or Ultra Wyoming and/or Ultra LGS  shall have compiled and provided  to Agent copies of all information, materials and documentation under 43 C.F.R. §2800 et. seq. and 43 C.F.R. §2880 et. seq. or as otherwise may be required by the BLM necessary for the processing and approval of the assignments of federal rights-of-way included in the LGS Assets from Ultra Wyoming to Borrower.

§10.20               Other.

Agent shall have reviewed such other documents, instruments, certificates, opinions, assurances, consents and approvals as Agent or Agent’s Special Counsel may reasonably have requested, including, without limitation, flood determination certificates issued by the appropriate Governmental Authority or third party indicating that none of the Mortgage Properties is designated as a “flood hazard area.”

§11.           CONDITIONS TO ALL BORROWINGS

The obligations of Lenders to make any Loan, whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

§11.1           Representations True; No Default.

Each of the representations and warranties made by Borrower and CORR contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true in all material respects both as of the date as of which they were made and shall also be true in all material respects as of the time of the making of such Loan, with the same effect as if made at and as of that time, except to the extent of changes resulting from transactions permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date), and no Default or Event of Default shall have occurred and be continuing, or shall result from the making of such Loan.

§11.2           No Legal Impediment.

No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of any Lender would make it illegal for such Lender to make such Loan.

§11.3           Borrowing Documents.

Agent shall have received a fully completed Loan Request for such Loan and the other documents and information as required by §2.4.

§12.           EVENTS OF DEFAULT; ACCELERATION; ETC.

§12.1           Events of Default and Acceleration.

If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:

(a)           Borrower shall fail to pay any principal of the Loans when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment and such failure shall continue for ten (10) days;

(b)           Borrower shall fail to pay any interest on the Loans or any other sums due hereunder or under any of the other Loan Documents when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment, and such failure shall continue for ten (10) days (provided that such grace period will not apply to interest due upon the maturity of the Obligations);

(c)           Borrower shall fail to comply with any covenant contained in §8 or §9;

(d)           Borrower shall fail to comply with any covenant contained in §7.4 and such failure shall continue for ten (10) days;

(e)           Borrower shall fail to perform any other term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified in the other subclauses of this §12); and such failure shall continue for thirty (30) days after written notice thereof shall have been given to Borrower by Agent;

(f)           Any representation or warranty made by Borrower in this Agreement or by Borrower in any other Loan Document to which it is a party, or in any report, certificate, financial statement, request for a Loan, or in any other document or instrument delivered pursuant to or in connection with this Agreement, any advance of a Loan, or any of the other Loan Documents shall prove to have been false or misleading in any material respect upon the date when made or deemed to have been made or repeated;

(g)           Borrower shall fail to pay at maturity or otherwise when due, or within any applicable period of grace, any obligation for borrowed money or credit received or other Indebtedness having an aggregate principal amount outstanding of at least $100,000, or fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing any such borrowed money or credit received or other Indebtedness for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof;

(h)           Borrower (1) shall make an assignment for the benefit of creditors, or admit in writing its general inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of Borrower or of any substantial part of the assets of any thereof, including, without limitation, any Mortgaged Property, (2) shall commence any case or other proceeding relating to Borrower under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or (3) shall take any action to authorize or in furtherance of any of the foregoing;

(i)           A petition or application shall be filed for the appointment of a trustee or other custodian, liquidator or receiver of Borrower, or any substantial part of the assets of any thereof, including, without limitation, any Mortgaged Property, or a case or other proceeding shall be commenced against Borrower under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, and Borrower shall indicate its approval thereof, consent thereto or acquiescence therein or such petition, application, case or proceeding shall not have been dismissed within ninety (90) days following the filing or commencement thereof;

(j)           A decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating Borrower bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of Borrower in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

(k)           There shall remain in force, undischarged, unsatisfied and unstayed, for more than sixty (60) days, whether or not consecutive, any final judgment against Borrower, that, with other outstanding final judgments, undischarged, against Borrower exceeds in the aggregate $5,000,000 (to the extent not paid or covered by insurance);

(l)           If any of the Loan Documents shall be canceled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of Lenders, or any action at law, suit in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of Borrower or CORR or any of their respective stockholders, partners, members or beneficiaries, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

(m)           Any dissolution, termination, partial or complete liquidation, merger or consolidation of any Borrower, or any sale, transfer or other disposition of the assets of Borrower, other than as permitted under the terms of this Agreement or the other Loan Documents;

(n)           Borrower shall be indicted for a federal crime, a punishment for which could include the forfeiture of any assets of Borrower included in the Collateral;

(o)           A Change of Control shall occur without the prior written approval of all of Lenders (which consent may be withheld by Lenders in their sole and absolute discretion);

(p)           Any Event of Default, as defined in any of the other Loan Documents other than the Limited Guaranty or the Pledge and Security Agreement, shall occur;

(q)           Any amendment to or termination of a financing statement naming Borrower as debtor and Agent as secured party relating to the Collateral, or any correction statement with respect thereto, is filed in any jurisdiction by, or caused by, or at the instance of Borrower without the prior written consent of Agent (except to the extent of a release of Collateral permitted by this Agreement); or any amendment to or termination of a financing statement naming Borrower as debtor and Agent as secured party, or any correction statement with respect thereto, is filed in any jurisdiction by any party other than Agent or Agent’s counsel (or by Borrower at Agent’s direction) without the prior written consent of Agent and Borrower fails to use its best efforts to cause the effect of such filing to be completely nullified to the reasonable satisfaction of Agent within ten (10) days after notice to Borrower thereof;

(r)           Either (i) a “Level 1 Lessee Default” shall occur and be continuing under the Ultra Lease, or (ii) any other “Lessee Event of Default” shall occur and not be cured within ninety (90) days after its occurrence;

(s)           Any action or proceeding is commenced to foreclose or otherwise realize on the Hartman Judgment and such Default is not cured by the Borrower by the earlier of (i) sixty (60) days after commencement of any action to have the Mortgaged Property related thereto sold to satisfy the Hartman Judgment, or (ii) five (5) Business Days prior to entry of any judgment directing the sale of the Mortgaged Property related thereto;

(t)           Any action or proceeding is commenced to foreclose or otherwise realize on the Nerd Enterprise Mortgage, and such Default is not cured by the Borrower by the earlier of (i) 60 days after the mortgagee or any other party commences any action to foreclose the Nerd Enterprise Mortgage whether by judicial action or under advertisement and power of sale, or (ii) five (5) Business Days prior to the earlier of (x) a sale of the Mortgaged Property related thereto, or (y) a judgment directing such sale;

then, and in any such event, Agent may, and upon the request of the Required Lenders shall, by notice in writing to Borrower declare all amounts owing with respect to this Agreement, the Notes and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower; provided that in the event of any Event of Default specified in §12.1(h), §12.1(i) or §12.1(j), all such amounts shall become immediately due and payable automatically and without any requirement of notice from any of Lenders or Agent.

Notwithstanding the other terms of this Agreement or the terms of any other Loan Document, so long as the Ultra Lease remains in effect and the LGS Assets are used, maintained and operated by Lessee as permitted or required by the terms of the Ultra Lease, the breach, default or failure to perform by Borrower under any provision relating to such matters contained in the Loan Documents shall not, in and of itself, result in a Default or Event of Default under this Agreement.

§12.2           Limitation of Cure Periods.

Notwithstanding anything in this Agreement or any other Loan Document to the contrary, any reference in this Agreement or any other Loan Document to “the continuance of a default” or “the continuance of an Event of Default” or any similar phrase shall not create or be deemed to create any right on the part of Borrower or any other party to cure any default following the expiration of any applicable grace or notice and cure period.

§12.3           [RESERVED].

§12.4           Remedies.

(a)           In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not Lenders shall have accelerated the maturity of the Loans and other Obligations pursuant to §12.1, Agent on behalf of Lenders may, and upon direction of the Required Lenders shall, proceed to protect and enforce their rights and remedies under this Agreement, the Notes or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, including to the full extent permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right.  No remedy herein conferred upon Agent or the holder of any Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.  In the event that all or any portion of the Obligations is collected by or through an attorney-at-law, Borrower shall pay all costs of collection including, but not limited to, reasonable attorney’s fees.  Notwithstanding the provisions of this Agreement providing that the Loans may be evidenced by multiple Notes in favor of Lenders, Lenders acknowledge and agree that only Agent may exercise any remedies arising by reason of a Default or Event of Default, including without limitation, bringing any suit for collection of any Note.

§12.5           Distribution of Collateral Proceeds.

In the event that, following the occurrence or during the continuance of any Event of Default, any monies are received in connection with the enforcement of any of the Loan Documents, or otherwise with respect to the realization upon any of the assets of Borrower or any other Person liable with respect to the Obligations (including the Collateral), such monies shall be distributed for application as follows:

(a)           First, to the payment of, or (as the case may be) the reimbursement of, Agent for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by Agent to protect or preserve the Collateral or in connection with the collection of such monies by Agent, for the exercise, protection or enforcement by Agent of all or any of the rights, remedies, powers and privileges of Agent under this Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to Agent against any taxes or liens which by law shall have, or may have, priority over the rights of Agent to such monies;

(b)           Second, to all other Obligations in the following order:  (i) first to the payment of any fees or charges outstanding hereunder or under the other Loan Documents (excluding any Hedge Agreements), (ii) next to any accrued and outstanding Default Rate interest, (iii) next to any accrued and outstanding interest on the Loans, (iv) next on a pari passu basis, to any Outstanding principal on the Loans and Obligations under any Hedge Agreements in which the counterparty is a Lender or a Person that was a Lender at the time such Hedge Agreement was entered into, and (vii) last to any remaining Obligations in such order as the Required Lenders may determine; provided, however, that (A) in the event that any Lender shall have wrongfully failed or refused to make an advance under §2.4 or §2.5 and such failure or refusal shall be continuing, advances made by other Lenders during the pendency of such failure or refusal shall be entitled to be repaid as to principal and accrued interest in priority to the other Obligations described in this subsection (b), and (B) Obligations owing to Lenders such as interest, principal, fees and expenses, shall be made among such Lenders pro rata in accordance with their Commitment Percentages; and provided, further, that the Required Lenders may in their discretion make proper allowance to take into account any Obligations not then due and payable; and

(c)           Third, the excess, if any, shall be returned to Borrower or to such other Persons as are entitled thereto.

§12A.  CORR Default Remedies.

In the case any one of the CORR Defaults shall have occurred and be continuing, in addition to constituting a Cash Dominion Event, at the election of the Required Lenders, (i) if the CORR Default is the result of a CORR Change of Control only, all Loans shall bear interest at a rate per annum equal to four percent (4%) above the rate that would otherwise be applicable at such time (the “Adjusted Rate”), or if such rate shall exceed the maximum rate permitted by law, then at the maximum rate permitted by law; (ii) if the CORR Default is not the result of a CORR Change of Control, all Loans shall bear interest at the Default Rate; and (iii) Agent shall be entitled to enforce all of its rights and remedies under the Pledge and Security Agreement.

§13.           SETOFF

Regardless of the adequacy of any Collateral, during the continuance of any Event of Default, any deposits (general or specific, time or demand, provisional or final, regardless of currency, maturity, or the branch of where such deposits are held) or other sums credited by or due from Agent or any of Lenders to Borrower and any securities or other property of Borrower in the possession of Agent or any Lender may be applied to or set off against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of Borrower, as applicable, to such Lender.  Upon the occurrence and during the continuance of an Event Default, any Lender, including Agent, may, but shall not be obligated to freeze withdrawals from any account of Borrower held by such Lender.  Each Lender agrees with each other Lender that if such Lender shall receive from Borrower, whether by voluntary payment, exercise of the right of setoff, or otherwise, and shall retain and apply to the payment of the Note or Notes held by such Lender any amount in excess of its ratable portion of the payments received by all of Lenders with respect to the Notes held by all of Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Notes held by it its proportionate payment as contemplated by this Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

§14.           THE AGENT

§14.1           Authorization.

Each of the Lenders hereby irrevocably appoints KeyBank to act on its behalf as Agent hereunder and under the other Loan Documents and authorizes Agent to take such actions on its behalf and to exercise such powers as are delegated to Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by Agent.  The obligations of Agent hereunder are primarily administrative in nature, and nothing contained in this Agreement or any of the other Loan Documents shall be construed to constitute Agent as a trustee or fiduciary for any Lender or to create any agency or fiduciary relationship.  Agent shall act as the contractual representative of Lenders hereunder, and notwithstanding the use of the term “Agent”, it is understood and agreed that Agent shall not have any fiduciary duties or responsibilities to any Lender by reason of this Agreement or any other Loan Document and is acting as an independent contractor, the duties and responsibilities of which are limited to those expressly set forth in this Agreement and the other Loan Documents.  Borrower and any other Person shall be entitled to conclusively rely on a statement from Agent that it has the authority to act for and bind Lenders pursuant to this Agreement and the other Loan Documents.

§14.2           Employees and Agents.

Agent may exercise its rights and powers and execute any and all of its duties hereunder or under any other Loan Document by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the other Loan Documents.  Agent and any such agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Section shall apply to any such agent and to the Related Parties of Agent and any such agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.  Agent may utilize the services of such Persons as Agent may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by Borrower.

§14.3           No Liability.

Neither Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent, or employee thereof, shall be liable to Lenders for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that Agent or such other Person, as the case may be, shall be liable for losses due to its willful misconduct or gross negligence.  Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, Agent may presume that such condition is satisfactory to such Lender unless Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

§14.4           No Representations.

Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)            shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity.

Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of Lenders as shall be necessary, or as Agent shall believe in good faith shall be necessary, under the circumstances as provided in §27 and §12.4) or (ii) in the absence of its own gross negligence or willful misconduct.  Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to Agent by Borrower or any Lender.

Agent shall not be responsible for the execution or validity or enforceability of this Agreement, the Notes, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein, or any agreement, instrument or certificate delivered in connection therewith or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of Borrower or CORR, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any other of the Loan Documents.

Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by Borrower, CORR or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete.  Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to Lenders, with respect to the creditworthiness or financial condition of Borrower or CORR or the value of the Collateral or any other assets of such Persons.

Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender or any of their Related Parties, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender or any of their Related Parties, based upon such information and documents as it deems appropriate at the time, continue to make its own credit analysis and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

§14.5           Payments.

(a)           A payment by Borrower to Agent hereunder or under any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender.  Agent agrees to distribute to each Lender not later than one (1) Business Day after Agent’s receipt of good funds, determined in accordance with Agent’s customary practices, such Lender’s pro rata share of payments received by Agent for the account of Lenders except as otherwise expressly provided herein or in any of the other Loan Documents.

(b)           If in the opinion of Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction.  If a court of competent jurisdiction shall adjudge that any amount received and distributed by Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

(c)           No Defaulting Lender shall be entitled to receive any fees otherwise due such Lender for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).  If Borrower and Agent agree in writing that a Lender is no longer a Defaulting Lender, Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

§14.6           Holders of Notes.

Subject to the terms of §18, Agent may deem and treat the payee of any Note as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

§14.7           Indemnity.

Lenders ratably agree hereby to indemnify and hold harmless Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (to the extent of any losses, damages, costs and expenses for which Agent has not been reimbursed by Borrower as required by §15 or §16), and liabilities of every nature and character arising out of or related to this Agreement, the Notes or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or Agent’s actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by Agent’s willful misconduct or gross negligence.

§14.8           Agent as Lender.

In its individual capacity, KeyBank shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it, and as the holder of any of the Notes as it would have were it not also Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower, CORR or other Affiliate thereof as if such Person were not Agent hereunder and without any duty to account therefor to Lenders.

§14.9           Resignation.

Agent may resign at any time by giving thirty (30) calendar days’ prior written notice thereof to Lenders and Borrower.  Upon any such resignation, the Required Lenders, subject to the terms of §18.1, shall have the right to appoint as a successor Agent any Lender or any other bank whose senior debt obligations are rated not less than “A” or its equivalent by Moody’s or not less than “A” or its equivalent by S&P and which has a net worth of not less than $500,000,000.  Any such resignation shall be effective upon appointment and acceptance of a successor agent selected by the Required Lenders.  If no successor Agent shall have been so appointed and shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a bank whose debt obligations are rated not less than “A” or its equivalent by Moody’s or not less than “A” or its equivalent by S&P Corporation and which has a net worth of not less than $500,000,000, provided that if Agent shall notify Borrower and Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by Agent on behalf of Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph.  Unless a Default or Event of Default shall have occurred and be continuing, such successor Agent shall be reasonably acceptable to Borrower.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder as Agent.  The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor.  After any retiring Agent’s resignation, the provisions of this Agreement and the other Loan Documents shall continue in effect for the benefit of such retiring Agent, its agents and their respective Related Parties in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

§14.10               Duties in the Case of Enforcement.

In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, Agent may and shall, if (a) so requested by the Required Lenders and (b) Lenders have provided to Agent such additional indemnities and assurances against expenses and liabilities as Agent may reasonably request, proceed to enforce the provisions of the Security Documents authorizing the sale or other disposition of all or any part of the Collateral and exercise all or any other legal and equitable and other rights or remedies as it may have.  The Required Lenders may direct Agent in writing as to the method and the extent of any such exercise, Lenders hereby agreeing to indemnify and hold Agent harmless from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that Agent need not comply with any such direction to the extent that Agent reasonably believes Agent’s compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction.

§14.11               Request for Agent Action.

Agent and Lenders acknowledge that in the ordinary course of business of Borrower, (a) Borrower will enter into the Ultra Lease and, in connection therewith, Ultra LGS and

Borrower may require the execution of the SNDA, (b) the Mortgaged Property may be subject to a condemnation or other taking, (c) Borrower may desire to enter into easements or other agreements affecting the Mortgaged Property, dedicate roads or utilities, or take other actions or enter into other agreements in the ordinary course of business which similarly require the consent, approval or agreement of Agent.  In connection with the foregoing, Lenders hereby expressly authorize and require Agent to (a) execute and deliver the SNDA upon such terms as all Lenders shall have approved and thereupon Agent and Lenders shall be bound by the terms thereof and the rights and remedies of Agent and Lenders under the Loan Documents shall be subject to the terms thereof in all respects, (b) execute releases of Liens of Mortgaged Property in connection with dispositions permitted in this Agreement or in connection with any condemnation or other taking and Agent hereby covenants that it will execute and/or authorize such release, (c) execute consents or subordinations in form and substance reasonably satisfactory to Agent in connection with any easements, agreements, plats, dedications or similar matters affecting the Mortgaged Property, or (d) execute consents, approvals, or other agreements in form and substance reasonably satisfactory to Agent in connection with such other actions or agreements as may be desirable by Agent or any tenant necessary in the ordinary course of Borrower’s respective businesses.  Any amendment or modification of the SNDA shall require the approval of all Lenders.

§14.12               Removal of Agent.

The Required Lenders may remove Agent from its capacity as agent in the event of Agent’s willful misconduct or gross negligence.  Such removal shall be effective upon appointment and acceptance of a successor agent selected by the Required Lenders.  Any successor Agent must satisfy the conditions set forth in §14.9.  Upon the acceptance of any appointment as agent hereunder by a successor agent, such successor agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the removed Agent, and the removed Agent shall be discharged from all further duties and obligations as Agent under this Agreement and the Loan Documents (subject to Agent’s right to be indemnified as provided in the Loan Documents); provided that Agent shall remain liable to the extent provided herein or in the Loan Documents for its acts or omissions occurring prior to such removal or resignation.

§14.13               Bankruptcy.

In the event a bankruptcy or other insolvency proceeding is commenced by or against Borrower or CORR, Agent shall have the sole and exclusive right and duty to file and pursue a joint proof of claim on behalf of all Lenders.  Each Lender irrevocably waives its right to file or pursue a separate proof of claim in any such proceedings.

§15.           EXPENSES

Borrower agrees to pay (a) the reasonable and documented costs of producing and reproducing this Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) any taxes (including any interest and penalties in respect thereto) payable by Agent or any of Lenders, including any recording, mortgage, documentary or intangibles taxes in connection with the Mortgages and other Loan Documents, or other taxes payable on or with respect to the transactions contemplated by this Agreement (other than Excluded Taxes, except that Agent and Lenders shall be entitled to indemnification for any and all amounts paid by them in respect of taxes based on income or other taxes assessed by any State in which Mortgaged Property or other Collateral is located, such indemnification to be limited to taxes due solely on account of the granting of Collateral under the Security Documents, including any such taxes payable by Agent or any of Lenders after the Closing Date (Borrower hereby agreeing to indemnify Agent and each Lender with respect thereto), (c) all appraisal fees, engineer’s fees, charges of Agent for commercial finance exams and engineering and environmental reviews and the reasonable and documented fees, expenses and disbursements of Agent, Agent’s Special Counsel and any other counsel to Agent, counsel for KeyBank and any local counsel to Agent incurred in connection with the performance of due diligence and the preparation, negotiation, administration, or interpretation of the Loan Documents and other instruments mentioned herein, the addition and release of Collateral, each closing hereunder, and amendments, modifications, approvals, consents, waivers or Collateral releases hereto or hereunder, (d) the reasonable fees, expenses and disbursements of Agent incurred by Agent in connection with the performance of due diligence, underwriting analysis, credit reviews and the preparation, negotiation, administration, syndication or interpretation of the Loan Documents and other instruments mentioned herein, credit and collateral evaluations, the release, addition or substitution of additional Collateral, (e) all reasonable and documented out-of-pocket expenses (including reasonable attorneys’ fees and costs, which attorneys may be employees of any Lender or Agent and the fees and costs of appraisers, engineers, investment bankers or other experts retained by any Lender or Agent) incurred by any Lender or Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against Borrower or CORR or the administration thereof after the occurrence of a Default or Event of Default (including, without limitation, the cost of all title examinations and title reports, Lien searches and related costs and expenses in order specifically to identify the Mortgaged Properties and the state of Borrower’s title thereto), (ii) the sale of, collection from or other realization upon any of the Collateral, and (iii) the failure of Borrower or CORR to perform or observe any provision of the Loan Documents, and (f) all reasonable fees, expenses and disbursements of Agent incurred in connection with Uniform Commercial Code searches, Uniform Commercial Code filings or Mortgage recordings and, after the occurrence and during the continuance of an Event of Default, title rundowns and title searches.  The covenants of this §15 shall survive payment or satisfaction of payment of amounts owing with respect to the Notes.

§16.           INDEMNIFICATION

Borrower agrees to indemnify and hold harmless Agent and Lenders and each director, officer, employee, agent and Person who controls Agent or any Lender (each such Person being called an “Indemnitee”) from and against any and all claims, actions and suits, whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of or relating to this Agreement or any of the other Loan Documents or the transactions contemplated hereby and thereby including, without limitation, (a) any leasing fees and any brokerage, finders or similar fees asserted against any Indemnitee based upon any agreement, arrangement or action made or taken, or alleged to have been made or taken, by Borrower, (b) any condition, use, operation or occupancy of a Mortgaged Property or other Collateral other than with respect to matters relating to such Mortgaged Property and/or the Collateral first occurring after Agent or its nominee acquires title to such Mortgaged Property by the exercise of its foreclosure remedies or transfer in lieu of foreclosure,

(c) any actual or proposed use by Borrower of the proceeds of any of the Loans, (d) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of any of Borrower or CORR comprised in the Collateral, (e) Borrower and CORR, as applicable, entering into or performing this Agreement or any of the other Loan Documents, (f) any actual or alleged violation of any law, ordinance, code, order, rule, regulation, approval, consent, permit or license relating to a Mortgaged Property or the other Collateral, or (g) with respect to Borrower and its assets, including, without limitation, the Mortgaged Properties, the violation of any Environmental Law, the Release or threatened Release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to claims with respect to wrongful death, personal injury or damage to property), other than with respect to matters relating to such Mortgaged Property and/or the Collateral first occurring after Agent or its nominee acquires title to such Mortgaged Property by the exercise of its foreclosure remedies or transfer in lieu of foreclosure, in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding; provided, however, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by Borrower against any Indemnitee for bad faith breach of such Indemnitee’s obligations under this Agreement or the other Loan Documents, if the Borrower has obtained a final and nonappealable judgment in its favor on such claims as determined by a court of competent jurisdiction or (z) result from violation by any Indemnitee of any such Indemnitee’s internal policies or from a violation of laws, rules or regulations applicable to such Indemnitee’s operations.  In litigation, or the preparation therefor, the Indemnitees shall be entitled to select a single law firm as their own counsel and, in addition to the foregoing indemnity, Borrower agrees to pay promptly all court costs and other expenses of litigation incurred by the Indemnitees, including the reasonable fees and expenses of such counsel.  If, and to the extent that the obligations of Borrower under this §16 are unenforceable for any reason, Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law.  There shall be specifically excluded from the foregoing indemnification any claims, actions, suits, liabilities, losses, damages and expenses arising from disputes among Lenders with respect to the Loans or the Loan Documents.  In the event that any such claims, actions, suits, liabilities, losses, damages and expenses involve both a dispute among Lenders and other matters covered by this indemnification provision, Agent shall make a reasonable good faith allocation of all losses, damages and expenses incurred between Lenders’ dispute and the other matters covered by this indemnification provision, which allocation by Agent shall, absent manifest error, be final and binding upon the parties hereto.  All amounts payable by Borrower pursuant to this Section shall constitute Obligations until paid in full by Borrower.  The provisions of this §16 shall survive the repayment of the Loans and the termination of the obligations of Lenders hereunder.

§17.           SURVIVAL OF COVENANTS, ETC

All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of Borrower or CORR, as applicable, pursuant hereto or thereto shall be deemed to have been relied upon by Lenders and Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by Lenders of any of the Loans, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Agreement or the Notes or any of the other Loan Documents remains outstanding or any Lender has any obligation to make any Loans.  The indemnification obligations of Borrower provided herein and the other Loan Documents shall survive the full repayment of amounts due and the termination of the obligations of Lenders hereunder and thereunder to the extent provided herein and therein.  All statements contained in any certificate or other paper delivered to any Lender or Agent at any time by or on behalf of any of Borrower pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties as to the matters contained in such certificate or other paper by any Borrower hereunder.

§18.           ASSIGNMENT AND PARTICIPATION

§18.1           Conditions to Assignment by Lenders.

(a)           Each Lender shall have the right to assign, transfer, sell, negotiate, pledge or otherwise hypothecate this Agreement and any of its rights and security hereunder and under the other Loan Documents to any other Eligible Assignee with the prior written consent of Agent and with the prior written consent of Borrower, which consents by Agent and Borrower shall not be unreasonably withheld, conditioned or delayed (provided that no consent of Borrower shall be required if the Eligible Assignee is also a Lender or an Affiliate thereof or if an Event of Default then exists) and no consent of Agent shall be required if the Eligible Assignee is also a Lender or an Affiliate thereof; provided, however, that (i) the parties to each such assignment shall execute and deliver to Agent, for its approval and acceptance, an Assignment and Assumption Agreement in the form of Exhibit C attached hereto and made a part hereof (an “Assignment and Assumption Agreement”), (ii) each such assignment shall be of a constant, and not a varying, percentage of the assigning Lender’s rights and obligations under this Agreement, (iii) if the potential assignee is not already a Lender hereunder, at least fifteen (15) Business Days prior to the settlement date of the assignment, the potential assignee shall deliver to Agent (A) the fully completed Patriot Act and OFAC forms attached as Exhibit F attached hereto and made a part hereof and such other information as Agent shall require to successfully complete Agent’s Patriot Act Customer Identification Process and OFAC Review Process, and (B) such information as shall be required to enable Agent to determine if the potential assignee is an Eligible Assignee, (iv) unless Agent and, so long as no Event of Default exists, Borrower otherwise consent, the aggregate amount of the total Commitment of the assigning Lender being assigned pursuant to each such assignment shall in no event be less than $2,000,000, (iv) Agent shall receive from the assigning Lender a processing fee of $3,500, (vi) if the assignment is less than the assigning Lender’s entire interest in the Loans, the assigning Lender must retain at least a $3,000,000 Commitment.  Upon such execution, delivery, approval and acceptance, and upon the effective date specified in the applicable Assignment and Assumption Agreement, (a) the Eligible Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption Agreement, have the rights and obligations of a Lender hereunder and under the other Loan Documents, and Borrower hereby agrees that all of the rights and remedies of Lenders in connection with the interest so assigned shall be enforceable against Borrower by an Eligible Assignee with the same force and effect and to the same extent as the same would have been enforceable but for such assignment provided that no assignment shall increase the Borrower's obligations under §4.4 or §4.9, (b) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Assumption Agreement, relinquish its rights and be released from its obligations hereunder and thereunder, and (c) Agent may unilaterally amend Schedule 1.1 to reflect such assignment.  For purposes of this paragraph, in connection with any assignment or simultaneous, multiple assignments by any Lender which is a fund to one or more of its Related Funds: (1) compliance with the minimum amounts for assigned Commitments and Loans, and for retained Commitments and Loans as hereinabove provided shall be determined in the aggregate for such assigning fund and any of its Related Funds that are or are to become Lenders as part of any assignment transaction or simultaneous, multiple assignment transactions; (2) after giving effect to such assignment or assignments, no such assignor or assignee fund in connection with a partial assignment of the assigning fund’s Commitment shall hold a Commitment of less than $3,000,000, and (3) only one processing fee shall be payable to Agent in connection with simultaneous, multiple assignment transactions.

(b)           By executing and delivering an Assignment and Assumption Agreement, the assigning Lender thereunder and the Eligible Assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) except as provided in such Assignment and Assumption Agreement, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document or any other instrument or document furnished in connection therewith; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or CORR or the performance or observance by Borrower or CORR of any of its obligations under any Loan Document or any other instrument or document furnished in connection therewith; (iii) such Eligible Assignee confirms that it has received a copy of this Agreement together with such financial statements, Loan Documents and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into the Assignment and Assumption Agreement and to become a Lender hereunder; (iv) such Eligible Assignee will, independently and without reliance upon Agent, the assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such Eligible Assignee appoints and authorizes Agent to take such action as Agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto; (vi) such Eligible Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

§18.2           Register.

Agent shall maintain a copy of each assignment delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of Lenders and the Commitment Percentages, of, and principal amount of (and interest on) the Loans owing to Lenders from time to time.  The entries in the Register shall be conclusive, in the absence of manifest error, and Borrower, Agent and Lenders may treat each Person whose name is recorded in the Register as a

Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by Borrower and Lenders at any reasonable time and from time to time upon reasonable prior notice.

§18.3           New Notes.

Upon its receipt of an assignment executed by the parties to such assignment, together with each Note (if any) subject to such assignment, Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to Borrower and Lenders (other than the assigning Lender).  Within five (5) Business Days after receipt of such notice, Borrower, upon Lender’s request and at Lender’s expense, shall execute and deliver to Agent, in exchange for each surrendered Note, a new Note, to the order of such assignee in an amount equal to the amount assumed by such assignee pursuant to such assignment and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note, to the order of the assigning Lender in an amount equal to the amount retained by it hereunder.  Such new Notes shall provide that they are replacements for the surrendered Notes of the same category, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such assignment and shall otherwise be in substantially the form of the assigned Notes.  The surrendered Notes shall be canceled and returned to Borrower.

§18.4           Participations.

Each Lender may sell participations to one or more banks or other entities in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents; provided that (a) any such sale or participation shall not affect the rights and duties of the selling Lender hereunder to Borrower, (b) such participation shall not entitle such participant to any rights or privileges under this Agreement or the Loan Documents, including, without limitation, the right to approve waivers, amendments or modifications, (c) such participant shall have no direct rights against Borrower or CORR except the rights granted to Lenders pursuant to §13, (d) such sale is effected in accordance with all applicable laws, and (e) such participant shall be an Eligible Assignee.  Any Lender which intends to sell a participation shall provide to Agent and Borrower not less than fifteen (15) Business Days prior written notice of such potential sale accompanied by such information as shall be required in order to determine if the potential loan participant is an Eligible Assignee.

§18.5           Pledge by Lender.

Any Lender may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of its Note) to secure obligations of such Lender, including without limitation, (a) any pledge or assignment to secure obligations to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341, to any Federal Home Loan Bank or to any institution within the Farm Credit System, and (b) for any Lender that is a fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender including any trustee for, or any other representative of, such holders.  In addition, any Lender may, with the consent of Agent (which may be granted or withheld in Agent’s sole discretion) pledge all or any portion of its interests and rights under the Agreement (including all or any portion of its Note or Notes) to a Person approved by Agent.

Notwithstanding anything to the contrary contained herein, no pledge permitted pursuant to this Section or the enforcement thereof shall release the pledgor Lender from its obligations hereunder or under any of the other Loan Documents.

§18.6           No Assignment by Borrower.

Borrower shall not assign or transfer any of its rights or obligations under any of the Loan Documents without the prior written consent of each of Lenders.

§18.7           Cooperation; Disclosure.

Borrower agrees to promptly cooperate with any Lender in connection with any proposed assignment or participation of all or any portion of its Commitment.  Borrower agrees that in addition to disclosures made in accordance with standard lending practices any Lender may disclose information obtained by such Lender pursuant to this Agreement to assignees or participants and potential assignees or participants hereunder, subject to the provisions of §18.10.  Notwithstanding anything herein to the contrary, Agent and each Lender may disclose to any and all Persons, without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to Agent or any Lender relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans and transactions contemplated hereby.  In order to facilitate assignments to Eligible Assignees and sales to Eligible Assignees, Borrower shall execute such further documents, instruments or agreements as Lenders may reasonably require.  In addition, Borrower agrees to cooperate fully with Lenders in the exercise of Lenders’ rights pursuant to this Section, including providing such information and documentation regarding the Borrower and CORR and their Subsidiaries as any Lender or any potential Eligible Assignee or participant may reasonably request and, upon reasonable request of any such Lender, to meet with potential Eligible Assignees.

§18.8           Mandatory Assignment.

In the event (i) Borrower requests that certain amendments, modifications, consents or waivers be made to or under this Agreement or any of the other Loan Documents which request is approved by Agent or Required Lenders but is not approved by one or more of Lenders (any such non-consenting Lender shall hereafter be referred to as the “Non-Consenting Lender”), (ii) Borrower becomes obligated to pay additional amounts to any Lender pursuant to §4.4 or §4.9, or any Lender gives notice of the occurrence of any circumstances described in §4.7 or §4.9, and in each case, such Lender has declined or is unable to designate a different lending office in accordance with §4.10, (iii) any Lender hereunder is a Defaulting Lender (any such Lender described in the foregoing clauses (i), (ii) or (iii) shall hereafter be referred to as an “Affected Lender”) then, within thirty (30) days after Borrower’s receipt of notice of such disapproval by such Non-Consenting Lender, or, in the case of clause (ii) or (iii) above at any time after the occurrence of such event, Borrower shall have the right as to such Affected Lender, to be exercised by delivery of written notice delivered to Agent and the Affected Lender, to elect to cause the Affected Lender to transfer its Loans and Commitments. Agent shall promptly notify the remaining Lenders that each of such Lenders shall have the right, but not the obligation, to acquire a portion of the Commitment, pro rata based upon their relevant Commitment Percentages (not including the Commitment of the Affected Lender), of the Affected Lender (or if any of such Lenders does not elect to purchase its pro rata share, then to such remaining Lenders in such proportion as approved by Agent).  In the event that Lenders do not elect to acquire all of the Affected Lender’s Loans and Commitment, then Agent shall use commercially reasonable efforts to find a new Lender or Lenders to acquire such remaining Loans and Commitment.  Upon any such purchase of the Loans and Commitments of the Affected Lender, the Affected Lender’s interests in the Obligations and its rights hereunder and under the Loan Documents shall terminate at the date of purchase, and the Affected Lender shall promptly execute and deliver any and all documents reasonably requested by Agent to surrender and transfer such interest, including, without limitation, an assignment and assumption agreement in the form attached hereto as Exhibit C and such Affected Lender’s original Note.  The purchase price for the Affected Lender’s Commitment shall equal any and all amounts outstanding and owed by Borrower to the Affected Lender, including principal and all accrued and unpaid interest or fees, plus any applicable prepayment fees which would be owed to such Affected Lender if the Loans were to be repaid in full on the date of such purchase of the Affected Lender’s Commitment.  A Lender shall not be required to make any such transfer and assignment if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such transfer and assignment cease to apply.

§18.9           Co-Agents.

Agent may designate any Lender to be a “Co-Agent”, an “Arranger” or similar title, but such designation shall not confer on such Lender the rights or duties of Agent.  Any such “Co-Agent” or “Arranger” shall not have any additional rights or obligations under the Loan Documents, except for those rights and obligations, if any, as a Lender.

§18.10               Treatment of Certain Information; Confidentiality.

Each of Agent and Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or, with Borrower’s consent, any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, (g) with the consent of Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower.  Notwithstanding anything to the contrary above, in no event shall any Lender disclose any Information (i) to any Disqualified Person, or (ii) in any document, agreement or exhibit filed pursuant to the federal securities laws or any rules or regulations promulgated thereunder unless required by law or with the consent of Borrower, and in such event, shall give Borrower prior written notice of such disclosure.

For purposes of this Section, “Information” means all information received from Borrower, CORR or any of their Subsidiaries relating to Borrower or CORR or any of their Subsidiaries or any of their respective businesses, as well as “Confidential Information” as defined in the Ultra Lease, other than any such information that is available to Agent or any Lender on a nonconfidential basis prior to disclosure by Borrower or CORR or any of their Subsidiaries, or by UPL and its Subsidiaries, as applicable.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

§19.           NOTICES

Each notice, demand, election or request provided for or permitted to be given pursuant to this Agreement (hereinafter in this §19 referred to as “Notice”), but specifically excluding to the maximum extent permitted by law any notices of the institution or commencement of foreclosure proceedings, must be in writing and shall be deemed to have been properly given or served by personal delivery or by sending same by overnight courier or by depositing same in the United States Mail, postpaid and registered or certified, return receipt requested, or as expressly permitted herein, by telegraph, telecopy, telefax or telex, and, to the extent permitted by §23, email addressed as follows:

If to Agent or any Lender, at the address set forth on the signature page for Agent or such Lender, and in the case of each notice to Agent pursuant to §7.5, with a copy to:

Agent’s Special Counsel:

Bryan Cave LLP
1201 West Peachtree Street, NW
14th Floor
Atlanta, Georgia 30309-3488
Facsimile: (404) 572-6999
Attention: F. Donald Nelms, Jr.

and

if to Borrower:

Pinedale Project Company, LP
4200 W. 115th Street
Suite 210
Leawood, KS 66211
Facsimile: (913) 387-2791
Attention: Rebecca Sandring

with a copy to:

Husch Blackwell LLP
4801 Main Street, Suite 1000
Kansas City, MO 64112
Facsimile: (816) 983-8080
Attention: Scott H. Thompson

and to each other Lender which may hereafter become a party to this Agreement at such address as may be designated by such Lender.  Each Notice shall be effective upon being personally delivered or upon being sent by overnight courier or upon being deposited in the United States Mail as aforesaid.  The time period in which a response to such Notice must be given or any action taken with respect thereto (if any), however, shall commence to run from the date of receipt if personally delivered or sent by overnight courier, or if so deposited in the United States Mail, the earlier of three (3) Business Days following such deposit or the date of receipt as disclosed on the return receipt.  Rejection or other refusal to accept or the inability to deliver because of changed address for which no notice was given shall be deemed to be receipt of the Notice sent.  By giving at least fifteen (15) days prior Notice thereof, Borrower, a Lender or Agent shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America.

§20.           RELATIONSHIP

Neither Agent nor any Lender has any fiduciary relationship with or fiduciary duty to Borrower arising out of or in connection with the Agreement or the other Loan Documents or the transactions contemplated hereunder and thereunder, and the relationship between each Lender and Borrower is solely that of a lender and borrower, and between each Lender and any guarantor is solely that of a lender and guarantor, and nothing contained herein or in any of the other Loan Documents shall in any manner be construed as making the parties hereto partners, or any other relationship other than lender and borrower, or lender and guarantor (as the case may be).  In addition, Borrower agrees that notwithstanding any other relationship that KeyBank or any affiliate thereof may have with Borrower or CORR or their respective Subsidiaries and Affiliates, in any proceeding relating to Borrower or CORR, under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or similar proceeding, Borrower will not challenge Lenders’ right to receive payment of the Obligations as a creditor of

Borrower or CORR on the grounds of the equitable subordination principles contained in §510 of the United States Bankruptcy Code (11 U.S.C. §101 et seq.), as from time to time amended, or any similar provision under any applicable law.  The covenants contained in this §20 are a material consideration and inducement to Lenders to enter into the Agreement.

§21.           GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE

THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, ARE CONTRACTS UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SUCH STATE (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW), AND ANY AND ALL MATTERS IN DISPUTE BETWEEN THE PARTIES TO THIS AGREEMENT ARISING FROM OR RELATING TO THE SUBJECT MATTER HEREOF SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.  BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON BORROWER (IF ANY) BY MAIL AT THE ADDRESS SPECIFIED IN §19.  BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

§22.           HEADINGS

The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

§23.           COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION

(a)                      Counterparts; Integration; Effectiveness.  This Agreement and any amendment hereof may be executed in several counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute one instrument.  In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.  This Agreement and the other Loan Documents, any separate letter agreements with respect to fees payable to Agent (including the Agreement Regarding Fees) and any provisions of any commitment letter or similar letter relating to the transactions contemplated by this Agreement that expressly survive the Closing Date, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in §10, this Agreement shall become effective when it shall have been executed by Agent and when

Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)                      Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(c)                      Electronic Communication.  Notices and other communications to Agent and Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article 4 if such Lender has notified Agent that it is incapable of receiving notices under such Article by electronic communication.  Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  Unless Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

§24.           ENTIRE AGREEMENT, ETC.

The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby.  Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §27.

§25.           WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF BORROWER, AGENT AND THE LENDERS HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR

THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.  EXCEPT TO THE EXTENT EXPRESSLY PROHIBITED BY LAW, BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.  BORROWER (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY LENDER OR AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH LENDER OR AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT AGENT AND THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH THEY ARE PARTIES BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED IN THIS §25.  BORROWER ACKNOWLEDGES THAT IT HAS HAD AN OPPORTUNITY TO REVIEW THIS §25 WITH ITS LEGAL COUNSEL AND THAT BORROWER AGREES TO THE FOREGOING AS ITS FREE, KNOWING AND VOLUNTARY ACT.

§26.           DEALINGS WITH THE BORROWER

The Lenders and their affiliates may accept deposits from, extend credit to and generally engage in any kind of banking, trust or other business with Borrower, or any of its Affiliates regardless of the capacity of the Lender hereunder.

§27.           CONSENTS, AMENDMENTS, WAIVERS, ETC.

Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement may be given, and any term of this Agreement or of any other Loan Document may be amended, and the performance or observance by Borrower of any terms of this Agreement or such other Loan Document or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Required Lenders.  Notwithstanding the foregoing provisions of this Section:

(a)           none of the following may occur without the written consent of each affected Lender:

(i)           a decrease in the rate of interest on the Notes;

(ii)           an increase in the amount of the Commitments of Lenders;

(iii)           a forgiveness, reduction or waiver of the principal of any unpaid Loan or any interest thereon or fee payable under the Loan Documents (other than in connection with the imposition or rescission of the Default Rate);

(iv)           a decrease in the amount of any fee payable to a Lender hereunder;

(v)           the release of Borrower, any guarantor or any of the Collateral except as otherwise provided herein;

(vi)           a change to this §27;

(vii)           any postponement of any date fixed for any payment of principal of or interest on, or fees in respect of, the Loans;

(viii)           any change in the manner of distribution of any payments to Lenders or Agent;

(ix)           an amendment of the definitions of Required Lenders or Supermajority Lenders or of any requirement for consent by all of Lenders; or

(x)           an amendment of any provision of this Agreement or the Loan Documents which requires the approval of all of Lenders or the Required Lenders to require a lesser number of Lenders to approve such action.

(b)           Other Consents.  No amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by Borrower therefrom, shall:

(i)           increase the Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Commitment of any Lender;

(ii)           increase the aggregate Commitments over the amount thereof then in effect without the consent of the Required Lenders;

(iii)           waive any condition precedent to the initial Loans on the Closing Date, for which it is expressly provided in such Section that satisfaction of such condition is to be acceptable to or approved by Agent, without the consent of Agent, and in any such event it shall not be necessary to obtain the consent of any other Lender to such waiver; or

(iv)           amend, modify, terminate or waive the amount or timing of payment of any fee payable to Agent for its own account, any provision of §14 as the same applies to Agent, or any other provision hereof as the same applies to the rights or obligations of Agent, in each case without the consent of Agent; or

(v)           amend, modify, terminate or waive any of the financial amounts in §9 hereof without the consent of the Supermajority Lenders; or

(vi)           amend, modify, terminate or waive any provision or consent with respect to §8.13 that require the consent of the Supermajority Lenders without the consent of the Supermajority Lenders.

No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon.  No course of dealing or delay or omission on the part of Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto.  No notice to or demand upon Borrower shall entitle Borrower to other or further notice or demand in similar or other circumstances. In the event any Lender fails to expressly grant or deny any consent, amendment or waiver sought under this Agreement within ten (10) days of a written request therefor submitted by Agent or Agent’s Special Counsel, such Lender shall be deemed to have granted to Agent an irrevocable proxy with respect to such specific matter.  The right of any Lender to consent under subsections (a) and (b) of this §27 shall not apply to a Defaulting Lender, except for purposes of subsection (b)(i) of this §27.

§28.           SEVERABILITY

The provisions of this Agreement are severable, and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

§29.           NO UNWRITTEN AGREEMENTS

THE WRITTEN LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES HERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

§30.           ACKNOWLEDGMENT OF INDEMNITY OBLIGATIONS

BORROWER HEREBY ACKNOWLEDGES THAT THIS AGREEMENT CONTAINS INDEMNITY OBLIGATIONS OF THE BORROWER.

§31.           REPLACEMENT OF NOTES

Upon receipt of evidence reasonably satisfactory to Borrower of the loss, theft, destruction or mutilation of any Note, and in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to such Borrower or, in the case of any such mutilation, upon surrender and cancellation of the applicable Note, such Borrower will execute and deliver, in lieu thereof, a replacement Note, identical in form and substance to the applicable Note and dated as of the date of the applicable Note and upon such execution and delivery all references in the Loan Documents to such Note shall be deemed to refer to such replacement Note.

§32.           TIME IS OF THE ESSENCE

Time is of the essence with respect to each and every covenant, agreement and obligation of Borrower under this Agreement and the other Loan Documents.

§33.           RIGHTS OF THIRD PARTIES

This Agreement and the other Loan Documents are made and entered into for the sole protection and legal benefit of Borrower, Lenders and Agent, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.  All conditions to the performance of the obligations of Agent and Lenders under this Agreement, including the obligation to make Loans, are imposed solely and exclusively for the benefit of Agent and Lenders and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Agent and Lenders will refuse to make Loans in the absence of strict compliance with any or all thereof and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by Agent and Lenders at any time if in their sole discretion they deem it desirable to do so.  In particular, Agent and Lenders make no representations and assume no obligations as to third parties concerning the quality of the construction by Borrower of any development or the absence therefrom of defects.

§34.           EFFECTIVENESS OF AMENDMENT AND RESTATEMENT; NO NOVATION

The amendment and restatement of the Original Credit Agreement pursuant to this Agreement shall be effective upon the date hereof.  All obligations and rights of the Borrower, Agent and Lenders relating to the period commencing on the date hereof shall be governed by the terms and provisions of this Agreement; the obligations and rights of the Borrower, Agent and Lenders relating to the period from the date of the Original Credit Agreement to the date of this Agreement shall be governed by the Original Credit Agreement.  The “Obligations” under the Original Credit Agreement are in all respects continuing with only the terms thereof being modified as provided in this Agreement, it being acknowledged however that no loans were extended to Borrower under the Original Credit Agreement.  This Agreement shall not constitute a novation or termination of Borrower’s obligations under the Original Credit Agreement but shall constitute an amendment and restatement of the obligations and covenants of Borrower under the Original Credit Agreement except as amended and modified hereby.

[SIGNATURES BEGIN ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first set forth above.

BORROWER PINEDALE CORRIDOR, LP, a Delaware limited partnership

By:	/s/
Name
Title

[SIGNATURES CONTINUED ON FOLLOWING PAGES]

PINEDALE CORRIDOR, LP AMENDED AND RESTATED TERM CREDIT AGREEMENT SIGNATURE PAGE

 [Execution of Amended and Restated Term Loan Credit Agreement Continued]

KEYBANK NATIONAL ASSOCIATION, as a Lender and as Agent

By:	/s/
Name
Title

KeyBank National Association
1200 Abernathy Road, NE
Suite 1550
Atlanta, Georgia  30328
Attn:  Daniel Silbert
Facsimile:  (770) 510-2195

PINEDALE CORRIDOR, LP AMENDED AND RESTATED TERM CREDIT AGREEMENT SIGNATURE PAGE

[Execution of Amended and Restated Term Loan Credit Agreement Continued]

BANK OF AMERICA, N.A., as a Lender

By:	/s/
Name: Jeffrey P. Yoakum
Title: Senior Vice President

Bank of America, N.A.
1200 Main Street
Kansas City, MO 64105
Attn:  Jeffrey P. Yoakum, SVP
Fax:   316-261-4025

PINEDALE CORRIDOR, LP AMENDED AND RESTATED TERM CREDIT AGREEMENT SIGNATURE PAGE

[Execution of Amended and Restated Term Loan Credit Agreement Continued]

ROYAL BANK OF CANADA., as a Lender

By:	/s/
Name: Mark Lumpkin, Jr.
Title: Authorized Signatory

Royal Bank of Canada.
3900 Williams Tower
2800 Post Oak Blvd.
Houston, TX  77056
Attention:   Mark Lumpkin
Fax: (713) 403-5624

PINEDALE CORRIDOR, LP AMENDED AND RESTATED TERM CREDIT AGREEMENT SIGNATURE PAGE

[Execution of Amended and Restated Term Loan Credit Agreement Continued]

STIFEL BANK & TRUST, as a Lender

By:	/s/
Name: John H. Phillips
Title: Executive Vice President

Stifel Bank & Trust.
955 Executive Parkway, Suite 216
St. Louis, MO 63141
Attn:  John H. Phillips
Facsimile: 866-568-8749

PINEDALE CORRIDOR, LP AMENDED AND RESTATED TERM CREDIT AGREEMENT SIGNATURE PAGE